UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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(Rule 14a-101)
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LOEWS CORPORATION
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667 Madison Avenue New York, NY 10065-8087
Notice of 2023 Annual Meeting of Shareholders
AGENDA:		DATE: Tuesday, May 9, 2023 TIME: 11:00 a.m. New York City Time PLACE: Loews Regency New York Hotel 540 Park Avenue, New York, New York RECORD DATE: March 14, 2023
1	To elect eleven directors named in this proxy statement;
2	To approve, on an advisory basis, the company’s executive compensation;
3	To hold an advisory vote on the frequency of future advisory votes on executive compensation;
4	To ratify the appointment of our independent auditors for 2023;
5	To approve an amendment to our certificate of incorporation to update exculpation provision; and
6	To transact any other business as may properly come before the meeting or any adjournment or postponement.
Shareholders of record at the close of business on March 14, 2023 are entitled to notice of and to vote at the meeting and any adjournment or postponement.
YOUR VOTE IS IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD.
By order of the Board of Directors,

Marc A. Alpert
Senior Vice President, General Counsel and Secretary
March [ ], 2023

We are providing this Proxy Statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to be voted at our 2023 Annual Meeting of Shareholders (our “Annual Meeting”), which will be held at the Loews Regency New York Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 9, 2023, at 11:00 a.m., New York City Time.
Our mailing address is 667 Madison Avenue, New York, New York 10065-8087. Please note that throughout this Proxy Statement we refer to Loews Corporation as “we,” “us,” “our,” “Loews” or the “company.”
Information and reports on websites that we refer to in this Proxy Statement will not be deemed a part of, or otherwise incorporated by reference in, this Proxy Statement.
2	Loews Corporation 2023 Proxy

Proxy Summary
Proxy Summary
Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting.
This Proxy Statement, our 2022 Annual Report, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2023, and the proxy card are available at www.loews.com/reports.
AGENDA AND VOTING MATTERS
Proposal	Board Recommendation	Page Reference
Proposal 1: Elect the eleven directors listed below	FOR	5
Proposal 2: Approve, on an advisory basis, the company’s executive compensation	FOR	21
Proposal 3: Advisory vote on the frequency of future advisory votes on the company’s executive compensation	1 YEAR	22
Proposal 4: Ratify the appointment of the company’s independent auditors for 2023	FOR	50
Proposal 5: Approve an amendment to the company’s certificate of incorporation to update exculpation provision	FOR	53
Transact such other business as may properly come before the meeting or any adjournment or postponement thereof
DIRECTOR NOMINEES
			Board Committee Membership
Name & Title	Age	Director Since	Audit	Compensation	Nominating & Governance	Executive
Ann E. Berman Retired Senior Advisor to the President, Harvard University	70	2006	■
Joseph L. Bower Donald K. David Professor Emeritus, Harvard Business School	84	2001	■	■ CHAIR	■
Charles D. Davidson Partner, Quantum Energy Partners	73	2015
Charles M. Diker Chairman, Diker Management, LLC	88	2003	■	■
Paul J. Fribourg Chairman, President and CEO, Continental Grain Company Lead Independent Director	69	1997	■	■	■ CHAIR
Walter L. Harris Former President and CEO, FOJP Service Corp. and Hospital Insurance Co.	71	2004	■ CHAIR		■
Susan P. Peters Retired Chief Human Resources Officer, General Electric Company	69	2018		■
Andrew H. Tisch Co-Chairman of the Board and Chairman of the Executive Committee, Retired Member of the Office of the President, Loews Corporation	73	1985				■ CHAIR
James S. Tisch Office of the President, President and Chief Executive Officer, Loews Corporation	70	1986				■
Jonathan M. Tisch Office of the President, Co-Chairman of the Board, Loews Corporation; Executive Chairman, Loews Hotels & Co	69	1986				■
Anthony Welters Founder, Chairman and CEO, CINQ Care Inc.	68	2013			■
Further information regarding our director nominees is included under the heading “Director Nominees” beginning on page 7.
Loews Corporation 2023 Proxy	3

Proxy Summary
CORPORATE GOVERNANCE HIGHLIGHTS
Our corporate governance framework reinforces our goal of building long-term value for shareholders.
Board Independence
▪ The Board has determined that all of our directors and nominees (other than James, Andrew and Jonathan Tisch) are independent under our independence standards and the New York Stock Exchange listing standards.

▪ Members of our Office of the President are our only management directors.
▪ Independent directors regularly hold executive sessions at Board meetings, which are chaired by our lead director.
Accountability to Shareholders	▪ All of our directors are elected annually.
▪ Our directors are elected by a majority voting standard in uncontested elections.
▪ Shareholders are invited to submit questions to our Chief Executive Officer and Chief Financial Officer in connection with our quarterly earnings releases.
Board Composition and Evaluation	▪ Our Board consists of directors with a diverse mix of skills, experience and backgrounds.
▪ Our Board and Board committees undertake robust annual self-evaluations.
Board Committees	▪ We have four Board committees — Audit, Compensation, Nominating and Governance, and Executive.
▪ Each of our Audit, Compensation and Nominating and Governance Committees is composed entirely of independent directors.
Leadership Structure	▪ We have a separate Chief Executive Officer and Co-Chairmen of the Board.

▪ Our lead director is fully independent and empowered with broadly defined authorities and responsibilities. Our lead director is also Chairman of our Nominating and Governance Committee, which is responsible for developing our corporate governance principles.

Risk Oversight
▪ Our Board is responsible for risk oversight. It regularly reviews enterprise risk management and related policies, processes and controls, and oversees management in its assessment and mitigation of risk.

Director and Officer Stock Ownership	▪ Our non-employee directors are required to own shares of our stock having a value of at least three times their annual cash retainer.
▪ Our executive officers and directors as a group own a substantial percentage of our outstanding common stock.
▪ We only have a single class of common stock, which directly aligns the interests of our executive officers and directors with those of our other shareholders.
▪ We have an anti-hedging and pledging policy for directors and executive officers.
Compensation Governance	▪ Our fully independent Compensation Committee oversees all aspects of our executive compensation program.
▪ We have an annual shareholder advisory vote to approve named executive officer compensation.
▪ We have a clawback policy that allows for the recoupment of incentive compensation.
▪ We do not maintain employment agreements or agreements to pay severance upon a change in control with any of our executive officers.
▪ We structure a large majority of our executive officers’ compensation to be performance based.
Ethics and Corporate Responsibilities	▪ Our Code of Business Conduct and Ethics is disclosed on our website.
▪ We have an active and robust ethics and compliance program, which includes regular employee training.
4	Loews Corporation 2023 Proxy

Proposal No. 1: Election of Directors
Proposal No. 1:
Election of Directors
Philip A. Laskawy has informed us that he will retire from the Board as of our 2023 Annual Meeting. The Board would like to thank him for his years of distinguished service to Loews and the Board. The Board has determined to fix the number of directors constituting the full Board at eleven, as of the 2023 Annual Meeting. Accordingly, at the Annual Meeting, shareholders will vote to elect a Board of eleven directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless you specify otherwise, to vote for the election of the nominees named below, each of whom is a current director. Our Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director and each has agreed to be nominated in this Proxy Statement.
If any nominee is unable or unwilling to serve, we anticipate that either:
▪	proxies will be voted for the election of a substitute nominee or nominees recommended by our Nominating and Governance Committee and approved by our Board; or
▪	our Board will adopt a resolution reducing the number of directors constituting our full Board.
Director Nominating Process
In evaluating potential director nominees for recommendation to our Board, our Nominating and Governance Committee seeks individuals with exceptional talent and ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours.
In identifying, evaluating and nominating individuals to serve as directors, our Board and its Nominating and Governance Committee do not rely on any preconceived diversity guidelines or rules. Rather, our Board and its Nominating and Governance Committee believe that Loews is best served by directors with a wide range of perspectives, professional experiences, skills and other individual qualities and attributes.

Although we have no minimum qualifications, a candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director.

Our Nominating and Governance Committee will screen and evaluate all recommended director nominees (including those validly proposed by shareholders) based on these criteria, as well as other relevant considerations. Further information regarding the process for a shareholder to recommend a director nominee can be found below under “Submissions of Nominations or Other Proposals for Our 2024 Annual Meeting” on page 57. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board.

Loews Corporation 2023 Proxy	5

Proposal No. 1: Election of Directors
Director Independence
Our Board has determined that the following directors, constituting a majority of our directors, are independent under our independence standards and the listing standards of the New York Stock Exchange: Ann E. Berman, Joseph L. Bower, Charles D. Davidson, Charles M. Diker, Paul J. Fribourg, Walter L. Harris, Philip A. Laskawy, Susan P. Peters and Anthony Welters. We refer to these directors in this Proxy Statement as our “independent directors.” Our Board considered all relevant facts and circumstances and applied the independence standards described below, which are consistent with New York Stock Exchange listing standards, in determining that none of our independent directors has any material relationship with us or our subsidiaries.
Our Board has established the following standards to determine director independence.
A director would not be considered independent if any of the following relationships exists:
▪	during the past three years the director has been an employee, or an immediate family member has been an executive officer, of Loews;
▪
the director or an immediate family member received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from Loews, excluding director and committee fees, pension payments and certain forms of deferred compensation;

▪
the director is a current partner or employee or an immediate family member is a current partner of a firm that is Loews’s internal or external auditor, an immediate family member is a current employee of such a firm and personally works on the company’s audit or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on Loews’s audit within that time;

▪
the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of Loews’s present executive officers at the same time serves or served on that company’s compensation committee; or

▪
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Loews for property or services in an amount which, in any of the last three years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In considering Mr. Davidson’s independence, the Board noted that a subsidiary of our insurance industry subsidiary, CNA Financial Corporation (“CNA”), anticipates investing in a private investment fund managed by Quantum Energy Partners, where Mr. Davidson is a partner. If the CNA subsidiary makes the investment, then it would pay certain fees to Quantum Energy Partners in respect of the investment, including management and performance fees. Mr. Davidson would indirectly share in those fees as a result of his interest in the fund’s general partner. No fees have been paid by the CNA subsidiary at this time. The Board determined that this was not a material relationship based on Mr. Davidson’s nominal interest in the fund’s general partner and the portion of potential fees he would indirectly share in as a result of that interest.
6	Loews Corporation 2023 Proxy

Proposal No. 1: Election of Directors
Director Nominees
Information about each nominee for director and the nominee’s age, principal occupation during the past five years and individual qualifications and attributes are set forth below. Unless otherwise noted in this Proxy Statement, no entity related to a nominee is affiliated with Loews.
Ann E. Berman
AGE: 70 DIRECTOR SINCE: 2006
Retired advisor to the President of Harvard University. Ms. Berman is also a director of Immuneering Corporation. Ms. Berman was a director of Renalytix plc from 2021 until 2022, Cantel Medical Corp. from 2011 until 2021 and Eaton Vance Corporation from 2006 until 2021.

EXPERIENCE: Ms. Berman’s experience, including having served as Vice President of Finance and Chief Financial Officer of Harvard University, has provided her with a deep knowledge of the complex financial issues faced by large institutions such as Loews. In addition, her past service on the board of the Harvard Management Company, which oversees the management of Harvard’s endowment, gives her extensive experience in dealing with large and diverse investment portfolios such as those maintained by Loews and its subsidiaries. This knowledge and experience are valuable to our Board and qualify her to serve as a financial expert on our Board’s Audit Committee.

Joseph L. Bower
AGE: 84 DIRECTOR SINCE: 2001
A faculty member of Harvard Business School from 1963 to 2014, Professor Bower has been the Donald K. David Professor Emeritus of Business Administration since 2014. Professor Bower is also a director of New America High Income Fund, Inc. He was a director of Anika Therapeutics, Inc. from 1993 until 2021.

EXPERIENCE: Professor Bower served as a Professor of Business Administration for over 55 years. For many years his scholarship has had a particular emphasis on corporate management, organization and leadership. His study and knowledge in this area serve to enhance our Board’s ability to fulfill its oversight responsibility with respect to Loews’s management.

Loews Corporation 2023 Proxy	7

Proposal No. 1: Election of Directors
Charles D. Davidson
AGE: 73 DIRECTOR SINCE: 2015
Partner at Quantum Energy Partners, a private equity fund specializing in investments in energy businesses. Mr. Davidson served as Chief Executive Officer of Noble Energy Inc., an independent producer of oil and natural gas, from 2000 through 2014, and was Chairman of the Board of Noble until his retirement in 2015. Mr. Davidson was also a director, from 2016, and Chairman of the Board, from 2018, of Jagged Peak Energy, Inc. until 2020.

EXPERIENCE: Mr. Davidson has worked in the oil and gas industry for over 45 years, including as Chief Executive Officer of Noble. His extensive experience with oil and gas operations, as well as management of a large, complex, multinational organization, give him knowledge and insights that are valuable to our Board, particularly in overseeing the business of our energy industry subsidiary, Boardwalk Pipelines Partners, LP (“Boardwalk Pipelines”).

Charles M. Diker
AGE: 88 DIRECTOR SINCE: 2003	Chairman of Diker Management LLC, a registered investment adviser. Mr. Diker was a director, from 1985, and Chairman of the Board, from 1986, of Cantel Medical Corp. until 2021.
EXPERIENCE: Mr. Diker has had wide-ranging experience in the investment advisory field, as well as in the management or on the boards of several operating businesses. This combination of experiences as an investment professional and a key executive at operating companies is a valuable attribute Mr. Diker brings to our Board, particularly in light of Loews’s varied investment and business interests.

Paul J. Fribourg
AGE: 69 DIRECTOR SINCE: 1997 Lead Director
Chairman of the Board and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company. Mr. Fribourg is also a director of Estee Lauder Companies, Inc. and Restaurant Brands International, Inc. He was a director of Bunge Limited from 2018 until 2022 and Apollo Global Management, LLC from 2011 until 2018.

EXPERIENCE: Mr. Fribourg has had extensive and practical hands-on experience as the Chief Executive Officer of Continental Grain Company, a major industrial company with broad international operations. This background gives Mr. Fribourg particular insight into many of the business decisions that come before our Board.

8	Loews Corporation 2023 Proxy

Proposal No. 1: Election of Directors
Walter L. Harris
AGE: 71 DIRECTOR SINCE: 2004
From 2014 until 2019, President and Chief Executive Officer of FOJP Service Corporation, a provider of risk management services to hospitals, long-term care facilities and social service agencies in New York City, and Hospitals Insurance Company, a provider of insurance coverages and services to hospitals, long-term care facilities, physicians and healthcare professionals in New York State. Mr. Harris was Chairman of the Board of Directors of Watford Holdings Ltd. from 2014 until 2021.

EXPERIENCE: Mr. Harris has extensive experience and knowledge regarding the commercial insurance industry, which is particularly valuable to our Board in light of Loews’s significant interest in the insurance industry as represented by one of our principal subsidiaries, CNA.

Susan P. Peters
AGE: 69 DIRECTOR SINCE: 2018	Retired Senior Vice President of Human Resources of General Electric Company, a high-tech industrial company. Ms. Peters is also a director of Hydrofarm Holdings Group, Inc.
EXPERIENCE: Ms. Peters’ experience during her 38-year career at General Electric, in which she held positions of increasing responsibility and which culminated in her serving as the chief human resources officer and a member of the senior leadership team, has provided her with deep domain expertise in talent management, operational optimization, executive compensation and leadership development at the highest level that serve our Board extremely well.

Loews Corporation 2023 Proxy	9

Proposal No. 1: Election of Directors
Andrew H. Tisch
AGE: 73 DIRECTOR SINCE: 1985
Co-Chairman of the Board and Chairman of the Executive Committee of the Board of Loews, and retired member of the Office of the President of Loews, a position he held from 1999 until 2021. Mr. Tisch is also a director of CNA. He was a director of the general partner of Boardwalk Pipelines from 2005 until 2021 and Diamond Offshore Drilling, Inc. (“Diamond Offshore”) from 2011 until 2020.

EXPERIENCE: Mr. Tisch’s long tenure as a member of Loews’s Office of the President and, before that, in a number of other executive positions, has provided him with broad knowledge of and insight into Loews, its operations and the businesses in which it is engaged, and has enabled him to be instrumental in providing our company with both strategic direction and operational oversight. His direct experience in managing Loews’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

James S. Tisch
AGE: 70 DIRECTOR SINCE: 1986
President and Chief Executive Officer and a member of the Office of the President of Loews. Mr. Tisch is also a director of CNA. He was a director of General Electric Company from 2010 until 2022 and Diamond Offshore from 1989 until 2021.

EXPERIENCE: Mr. Tisch has served as a member of Loews’s Office of the President since 1999 and, prior to that time, had served the company in a number of other executive positions, giving him extensive knowledge of Loews, its operations and the businesses in which it is engaged, and enabling him to be instrumental in providing our company with both strategic direction and day-to-day operational oversight. His direct experience in managing Loews’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

10	Loews Corporation 2023 Proxy

Proposal No. 1: Election of Directors
Jonathan M. Tisch
AGE: 69 DIRECTOR SINCE: 1986
Member of the Office of the President and Co-Chairman of the Board of Loews, and Executive Chairman of our subsidiary, Loews Hotels. Mr. Tisch was also the Chief Executive Officer of Loews Hotels from 2016 until 2022.

EXPERIENCE: Mr. Tisch has served as a member of Loews’s Office of the President since 1999 and, prior to that time, had served the company in a number of other executive positions. This experience has provided him with broad knowledge of and insight into Loews and its operations and businesses and has enabled him to be instrumental in providing our company with strategic direction and operational oversight. His direct experience in managing the Loews Hotels business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

Anthony Welters
AGE: 68 DIRECTOR SINCE: 2013
Founder, Chairman and Chief Executive Officer, since 2021, of CINQ Care Inc., a physician-led, community-based ambulatory care delivery system that delivers whole person care in the home, whenever possible, to black and brown communities. Mr. Welters is also Executive Chairman, since 2014, of BlackIvy Group, LLC, which builds and grows commercial enterprises in Sub-Saharan Africa, and Co-Founder and Chairman, since 2017, of Somatus, Inc., a leading provider of value-based kidney solutions to payors, health systems and other organizations seeking alternatives to traditional fee for service dialysis. From 2002 until his retirement in 2016, Mr. Welters served in various senior executive positions at UnitedHealth Group Incorporated. Mr. Welters is also a director of the Carlyle Group and Gilead Sciences, Inc.

EXPERIENCE: Mr. Welters’ experience as a senior executive at a large, complex health insurance company, as well as his service as a director of several public companies and his work with numerous educational and philanthropic organizations, give him a range of knowledge and skills that are extremely valuable to our Board.

BOARD DIVERSITY.
A number of institutional investors have requested the following disclosure: Of our eight independent director nominees, two are female and one is black.
FAMILY RELATIONSHIPS.
James S. Tisch is the father of Benjamin J. Tisch, Senior Vice President, Corporate Development and Strategy of Loews, the brother of Andrew H. Tisch, the cousin of Jonathan M. Tisch and the uncle of Alexander H. Tisch, Vice President of Loews, and President and Chief Executive Officer of Loews Hotels. Andrew H. Tisch is the father of Alexander H. Tisch, the cousin of Jonathan M. Tisch and the uncle of Benjamin J. Tisch.
Our Board recommends a vote FOR each of the nominees listed above to be elected as a director of our Company.
Loews Corporation 2023 Proxy	11

Board Governance Information
Board Governance Information
Corporate Governance
Effective corporate governance reinforces our goal of building long-term value for shareholders. Our governance principles are detailed in our Corporate Governance Guidelines, which are reviewed annually and updated as needed, including in response to evolving best practices and regulatory requirements. We also have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.
For more information on our governance practices and policies, please see “Corporate Governance Highlights” on page 4 in the Proxy Summary section.
GOVERNANCE DOCUMENTS
The following governance documents are available on our website in the “Investors/Media” section under “Governance” at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary:

▪ Corporate Governance Guidelines	▪ Compensation Committee Charter
▪ Code of Business Conduct and Ethics	▪ Nominating and Governance Committee Charter
▪ Audit Committee Charter
Board Leadership Structure
Our Board’s current leadership structure consists of two Co-Chairmen of the Board, Andrew H. Tisch and Jonathan M. Tisch, and a lead director, presently Paul J. Fribourg, who is also Chairman of our Board’s Nominating and Governance Committee. Loews’s Chief Executive Officer, James S. Tisch, does not currently serve in a formal leadership capacity on our Board.
Our Board believes that this structure provides input, guidance and leadership for the Board from both senior management and non-management directors, which assists the Board in effectively fulfilling its oversight role. Our Board also believes that the current exclusion of Loews’s Chief Executive Officer from its leadership structure helps to achieve an appropriate balance between the differing perspectives of management and non-management directors during the course of its proceedings.
The lead director plays an important role in our Board’s leadership structure. Non-management directors meet in executive session after each regular quarterly meeting of our Board. The lead director chairs these meetings of non-management directors. Our lead director also currently serves as Chairman of the Nominating and Governance Committee, the principal Board committee charged with responsibility for the Board’s leadership structure. In this dual role, the lead director facilitates the ability of non-management directors to fulfill their responsibilities and provides a structure for communicating any concerns that non-management directors may have directly to Loews’s senior management.
12	Loews Corporation 2023 Proxy

Board Governance Information
Board Committees
Our Board has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee.
The following table shows the current members and chairs of each of our Audit, Compensation and Nominating and Governance Committees and their primary responsibilities.
AUDIT
CHAIR: Walter L. Harris

OTHER MEMBERS:
Ann E. Berman    Joseph L. Bower
Charles M. Diker   Paul J. Fribourg
Philip A. Laskawy

2022 MEETINGS HELD: 7
Each of the members is an independent director and satisfies the additional independence and other requirements for Audit Committee members provided for in the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission.
Additionally, Ms. Berman and Mr. Laskawy have been designated as “audit committee financial experts” under the rules of the Securities and Exchange Commission.

PRIMARY ROLE
The Audit Committee assists our Board in fulfilling its responsibility to oversee:
▪ the integrity of our financial statements;
▪ our compliance with legal and regulatory requirements;
▪ the qualifications and independence of our independent auditors;
▪ the performance of our internal audit function and independent auditors;
▪ our systems of disclosure controls and procedures and internal controls over financial reporting;
▪ cybersecurity risk management; and
▪ compliance with ethical standards adopted by Loews.
Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

COMPENSATION
CHAIR: Joseph L. Bower

OTHER MEMBERS:
Charles M. Diker  Paul J. Fribourg
Susan P. Peters

2022 MEETINGS HELD: 2
Each of the members is an independent director and satisfies the additional independence requirements for Compensation Committee members provided for in the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission.

PRIMARY ROLE
The Compensation Committee assists our Board in discharging its responsibilities relating to compensation and succession planning for our executive officers. These responsibilities include:
▪  reviewing our general compensation philosophy for executive officers;
▪ overseeing the development and implementation of executive compensation programs; and
▪ reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members.
Our Compensation Committee determines and approves compensation for our executive officers and administers our incentive and equity-based compensation plans.

Loews Corporation 2023 Proxy	13

Board Governance Information
NOMINATING AND GOVERNANCE COMMITTEE
CHAIR: Paul J. Fribourg OTHER MEMBERS: Joseph L. Bower Anthony Welters Walter L. Harris 2022 MEETINGS HELD: 2 Each of the members is an independent director.
PRIMARY ROLE
The Nominating and Governance Committee identifies individuals qualified to become members of our Board and recommends to our Board a slate of director nominees for election at our annual meetings of shareholders. It also recommends directors for membership on our Board committees and determinations regarding director independence.
The Nominating and Governance Committee also develops and recommends to our Board a set of corporate governance principles, which are detailed in our Corporate Governance Guidelines.

Executive Sessions of Independent Directors
Our independent directors meet in regular executive sessions without management participation. Paul J. Fribourg, who serves as our lead director, presides at these meetings.
Director Attendance at Meetings
During 2022, there were nine meetings of our Board, seven meetings of our Audit Committee, two meetings of our Compensation Committee and two meetings of our Nominating and Governance Committee. During 2022, each of our directors, other than Anthony Welters, attended at least 75% of the total number of meetings of our Board and committees of our Board on which that director served. Our Board encourages all directors to attend our annual meetings of shareholders. All of our directors attended our 2022 annual meeting of shareholders.
14	Loews Corporation 2023 Proxy

Board Governance Information
Board Oversight of Risk Management
Our Board recognizes the importance of understanding, evaluating and, to the extent practicable, managing enterprise risk to the financial health of Loews and its business enterprises.
BOARD
Our Board is responsible for overseeing management in its efforts to systematically identify, assess and manage the principal risks facing us and our subsidiaries, and implement policies and practices that promote a culture that actively balances risk and reward. Our Board exercises this responsibility, and evaluates our risk management practices, through its Board and Committee meetings, during which it hears reports on, and actively discusses, a variety of risk management matters. In addition, our Board regularly formally reviews our enterprise risk management framework.

MANAGEMENT
Our management team is responsible for identifying, assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies to help determine how best to identify, manage and mitigate risks. Management is supported in these efforts by the groups described below. Management regularly reports to our Board and its Committees on a variety of risk management matters.

Risk Council Chair: Chief Financial Officer Other Members: Representatives of Various Functional Areas
The Risk Council assists Loews’s management in developing and implementing our enterprise risk management framework, including reviewing the strategies, policies, procedures and systems established by our and our subsidiaries’ management teams to identify, assess and manage the material risks facing us and our subsidiaries.

ESG Working Group Chair: Chief Financial Officer Other Members: Representatives of Various Functional Areas	The ESG Working Group helps Loews’s management develop risk management and external reporting strategies with respect to environmental, social and governance matters.
Cyber Risk Committee Chair: IT Leadership Other Members: Representatives of Various Functional Areas	The Cyber Risk Committee helps Loews’s management evaluate and manage cybersecurity related risks across the Loews enterprise.
Business Continuity Working Group Co-Chairs: IT and Legal Leadership Other Members: Representatives of Various Functional Areas	The Business Continuity Working Group helps Loews’s management plan and prepare to be able to operate our critical business functions during emergency events.
Loews Corporation 2023 Proxy	15

Board Governance Information
Share Ownership Guidelines for Directors
Our Board has adopted minimum share ownership guidelines for directors who are not employees or officers of Loews. Under these guidelines, each non-management director is required to own shares having a value (determined as of the time the shares are acquired) of at least three times the annual cash retainer payable to directors (which is currently $100,000 per year). Newly elected directors have until the date of the third annual meeting after they were first elected to accumulate the requisite shares. Shares owned by immediate family members or in certain trusts and unissued shares underlying restricted stock units are counted toward satisfying the requirement. Our Nominating and Governance Committee, or the committee chair acting by delegated authority, has the authority to grant exceptions to the guidelines for hardship reasons.
Director Compensation
Our non-management directors receive a cash retainer of $25,000 per quarter and an annual restricted stock unit (“RSU”) award with a value of $100,000 at the date of grant (the date of our annual shareholder meeting) under the Loews Corporation 2016 Incentive Compensation Plan (our “Incentive Compensation Plan”).
Members of our Audit Committee each receive a cash retainer of $6,250 per quarter, and the committee chair receives an additional $10,000 per quarter. Members of our Compensation Committee and Nominating and Governance Committee each receive a cash retainer of $2,500 per quarter, and the committee chairs receive an additional $5,000 per quarter. Our lead director receives an additional quarterly retainer of $5,000. Our non-management Co-Chairman of the Board also receives an additional quarterly retainer of $25,000.
Our directors are reimbursed for reasonable expenses incurred in connection with attending board of director and committee meetings.
Our non-management directors may elect to defer some or all of their cash and equity compensation.
The following table shows information regarding the compensation of our non-management directors during the year ended December 31, 2022.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option/SAR Awards(2)	All Other Compensation	Total
Ann E. Berman	$125,000	$100,000	$0	$0	$225,000
Joseph L. Bower	165,000	100,000	0	0	265,000
Charles D. Davidson	110,000	100,000	0	0	210,000
Charles M. Diker	135,000	100,000	0	0	235,000
Paul J. Fribourg	185,000	100,000	0	0	285,000
Walter L. Harris	175,000	100,000	0	0	275,000
Philip A. Laskawy	125,000	100,000	0	0	225,000
Susan P. Peters	110,000	100,000	0	0	210,000
Andrew H. Tisch	200,000	135,616	0	108,000(3)	443,616
Anthony Welters	110,000	100,000	0	0	210,000
(1)
These amounts represent the grant date fair value of RSUs, calculated in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. In addition to his annual director RSU award, in January 2022, Mr. Andrew Tisch became a non-management director and received a prorated RSU award of $35,616 as compensation for director services rendered prior to the annual director RSU grant in May 2022. At December 31, 2022, the aggregate number of RSUs outstanding for each non-management director was 1,567.

(2)
Prior to 2016, our non-management directors and executive officers were granted stock appreciation rights (“SARs”) under the Loews Corporation Stock Option Plan (our “Stock Option Plan”). At December 31, 2022, the aggregate number of SAR awards outstanding for each non-management director was as follows: Ann E. Berman, 27,000; Joseph L. Bower, 27,000; Charles D. Davidson, 9,000; Charles M. Diker, 27,000; Paul J. Fribourg, 27,000; Walter L. Harris, 27,000; Philip A. Laskawy, 27,000; Susan P. Peters, 0; Andrew H. Tisch, 120,000; and Anthony Welters, 20,250.

(3)	Represents director fees earned for service on CNA’s Board of Directors.
16	Loews Corporation 2023 Proxy

Board Governance Information
Transactions with Related Persons
Our Audit Committee Charter requires our Audit Committee to review and approve all related party transactions required to be disclosed under Securities and Exchange Commission rules. It has been our Audit Committee’s practice, however, to review and approve or ratify any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, without the participation of any member who may be involved in the transaction. All such related party transactions are submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee considers, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us.
Our Audit Committee reviewed and approved or ratified each of the following 2022 related party transactions:
Andrew H. Tisch, James S. Tisch and Jonathan M. Tisch and members of their families have chartered our aircraft for personal travel from time to time. For the use of our previously owned aircraft, charters were done through an unaffiliated management company and the charterer paid us a fixed hourly rate plus a fuel surcharge which equaled or exceeded our out-of-pocket operating costs. For the use of an aircraft in which we hold a fractional interest, the charterer pays us a rate that closely approximates our incremental cost. The total amount reimbursed or paid to us in 2022 in connection with this aircraft travel was $772,077.
Alexander Tisch, son of Andrew H. Tisch, was employed as a Vice President of Loews and as President of Loews Hotels during 2022. Alexander Tisch earned cash compensation (including cash incentive compensation) of $1,850,000 in 2022 and participated in benefit programs available to salaried employees generally. In February 2022, he was granted 7,401 RSUs under our Incentive Compensation Plan.
Benjamin Tisch, son of James S. Tisch, was employed as Senior Vice President, Corporate Development and Strategy of Loews during 2022. Benjamin Tisch earned cash compensation (including cash incentive compensation) of $1,850,000 for 2022 and participated in benefit programs available to salaried employees generally. In February 2022, he was granted 7,401 RSUs under our Incentive Compensation Plan.
Following his retirement as a member of the Office of the President, Andrew Tisch reimburses the Company for 100% of the costs associated with a company-provided car and driver and 60% of the costs associated with an executive assistant (reflective of the amount of the executive assistant’s time that is dedicated to assisting him on matters not related to Loews business). The reimbursement amounts for these items during 2022 was $227,970 for the car and driver and $197,215 for the executive assistant.
Loews Corporation 2023 Proxy	17

Stock Ownership
Stock Ownership
Principal Shareholders
The following table shows certain information about all persons who, to our knowledge, were the beneficial owners of 5% or more of our common stock as of March 3, 2023 (unless otherwise indicated). All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.
Name and Address	Amount Beneficially Owned	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	23,239,593(1)	10.0%
James S. Tisch c/o Barry L. Bloom 655 Madison Avenue, 11th Floor New York, NY 10065	16,879,273(2)	7.3%
Andrew H. Tisch c/o Barry L. Bloom 655 Madison Avenue, 11th Floor New York, NY 10065	15,375,168(3)	6.6%
JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	14,760,691(4)	6.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,579,703(5)	6.3%
(1)
This information is based on a Schedule 13G report filed on February 9, 2023 by The Vanguard Group (Vanguard). According to the report, Vanguard has shared voting power with respect to 270,040 shares, sole investment power with respect to 22,449,383 shares and shared investment power with respect to 790,210 shares. Vanguard provides investment management services through mutual funds to our Employee Savings Plan and our non-qualified deferred compensation plans. Fees for these services are incorporated into the fund NAV and fully disclosed as a fund expense included in the fund’s expense ratio. As a result, these fees are paid by participants and not by us. Fees fluctuate based on participants’ allocation decisions. Fees paid to Vanguard for these investment management services are reviewed by the benefits committee administering our retirement plans.

(2)
The amount beneficially owned includes: 11,474,781 shares held by trusts of which he is trustee; 3,397,391 shares held by his wife or trusts of which his wife is trustee; 835,000 shares held by a charitable foundation of which he is a director; 38,770 shares issuable upon the exercise of SARs that are currently exercisable; and 64,462 shares underlying vested RSUs of which he deferred receipt that could be delivered to him within 60 days of March 3, 2023 if his service with the company terminated during that time. He has sole voting and investment power with respect to 12,543,650 shares and shared voting and investment power with respect to 4,232,391 shares.

(3)
The amount beneficially owned includes: 14,381,398 shares held by trusts of which he is trustee; 955,000 shares held by a charitable foundation of which he is a director; and 38,770 shares issuable upon the exercise of SARs that are currently exercisable. He has sole voting and investment power with respect to 14,381,398 shares and shared voting and investment power with respect to 955,000 shares.

(4)
This information is based on a Schedule 13G report filed on January 23, 2023 by JPMorgan Chase & Co. (JPMorgan). According to the report, JPMorgan has sole voting power with respect to 14,277,834 shares, sole dispositive power with respect to 14,735,385 shares and shared dispositive power with respect to 5,603 shares. From time to time, we and our subsidiaries have had banking relationships with JPMorgan.

(5)
This information is based on a Schedule 13G report filed on February 1, 2023 by BlackRock, Inc. (BlackRock). According to the report, BlackRock has sole voting power with respect to 13,178,184 shares and sole dispositive power with respect to 14,579,703 shares.

18	Loews Corporation 2023 Proxy

Stock Ownership
Director and Officer Holdings
The following table shows certain information, as of March 3, 2023, regarding the shares of our common stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table and all of our executive officers and directors as a group, based on data furnished by them.
Name	Amount Beneficially Owned(1) (2)	Percent of Class
Ann E. Berman	21,318(3)	*
Joseph L. Bower	31,384(4)	*
Charles D. Davidson	26,989(5)	*
Charles M. Diker	24,289(6)	*
David B. Edelson	94,368(7)	*
Paul J. Fribourg	21,318(8)	*
Walter L. Harris	27,289(9)	*
Philip A. Laskawy	26,038(10)	*
Susan P. Peters	8,955(11)	*
Richard W. Scott	57,814(12)	*
Kenneth I. Siegel	13,365	*
Andrew H. Tisch	15,375,168(13)	6.6%
James S. Tisch	16,879,273(14)	7.3%
Jonathan M. Tisch	9,632,742(15)	4.2%
Jane J. Wang	2,692	*
Anthony Welters	15,244(16)	*
All executive officers and directors as a group (19 persons including those listed above)	42,336,592(17)	18.3%
*	Represents less than 1% of the outstanding shares.
(1)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.
(2)
The number of shares included for shares issuable upon the exercise of SARs granted under our Stock Option Plan is the number of shares each person would have received had such person exercised his or her SARs, based on the fair market value per share of $61.09 for our common stock, calculated under the terms of our Stock Option Plan, on March 3, 2023.

(3)
Includes: (i) 7,656 shares issuable upon the exercise of SARs that are currently exercisable; and (ii) 11,937 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 3, 2023 if the director’s service as a director terminated during that time.

(4)
Includes: (i) 7,656 shares issuable upon the exercise of SARs that are currently exercisable; and (ii) 9,553 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 3, 2023 if the director’s service as a director terminated during that time.

(5)	Includes 3,357 shares issuable upon the exercise of SARs that are currently exercisable.
(6)	Includes 7,656 shares issuable upon the exercise of SARs that are currently exercisable.
(7)
Includes: (i) 29,078 shares issuable upon the exercise of SARs that are currently exercisable; and (ii) 29,921 shares underlying vested RSUs that are deliverable to Mr. Edelson within 60 days of March 3, 2023 following the expiration of the six-month delay required under Section 409A in connection with his retirement from the company in October 2022. In addition, Mr. Edelson owns beneficially 2,000 shares of CNA.

(8)
Includes: (i) 7,656 shares issuable upon the exercise of SARs that are currently exercisable; and (ii) 13,662 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 3, 2023 if the director’s service as a director terminated during that time.

(9)	Includes 7,656 shares issuable upon the exercise of SARs that are currently exercisable. In addition, Mr. Harris owns beneficially 1,830 shares of CNA.
(10)
Includes: (i) 7,656 shares issuable upon the exercise of SARs that are currently exercisable; (ii) 5,017 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 3, 2023 if the director’s service as a director terminated during that time; and (iii) 6,000 shares owned beneficially by Mr. Laskawy’s wife.

(11)
Includes 6,996 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 3, 2023 if the director’s service as a director terminated during that time.

Loews Corporation 2023 Proxy	19

Stock Ownership
(12)	Includes 7,570 shares issuable upon the exercise of SARs that are currently exercisable.
(13)
Includes: (i) 38,770 shares issuable upon the exercise of SARs that are currently exercisable; (ii) 14,381,398 shares held by trusts of which Mr. Andrew Tisch is trustee; and (iii) 955,000 shares held by a charitable foundation as to which Mr. Andrew Tisch has shared voting and investment power. In addition, Mr. Andrew Tisch is the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA.

(14)
Includes: (i) 38,770 shares issuable upon the exercise of SARs that are currently exercisable; (ii) 64,462 shares underlying vested RSUs of which Mr. James Tisch deferred receipt that could be delivered to him within 60 days of March 3, 2023 if his service with the company terminated during that time; (iii) 11,474,781 shares held by trusts of which Mr. James Tisch is trustee; (iv) 835,000 shares held by a charitable foundation as to which Mr. James Tisch has shared voting and investment power; and (v) 3,397,391 shares held by his wife or trusts of which his wife is trustee as to which Mr. James Tisch has shared voting and investment power. In addition, Mr. James Tisch is also the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA.

(15)
Includes: (i) 38,770 shares issuable upon the exercise of SARs that are currently exercisable; (ii) 8,683,932 shares held by trusts of which Mr. Jonathan Tisch is trustee; (iii) 660,040 shares held by a charitable foundation as to which Mr. Jonathan Tisch is the sole trustee; and (iv) 250,000 shares held by a charitable foundation as to which Mr. Jonathan Tisch has shared voting and investment power.

(16)
Includes: (i) 6,522 shares issuable upon the exercise of SARs that are currently exercisable; and (ii) 2,150 shares underlying vested RSUs of which the director deferred receipt that could be delivered to the director within 60 days of March 3, 2023 if the director’s service as a director terminated during that time.

(17)	Includes 228,163 shares issuable upon the exercise of SARs that are currently exercisable.
20	Loews Corporation 2023 Proxy

Proposal No. 2: Advisory Resolution to Approve Executive Compensation
Proposal No. 2:
Advisory Resolution to Approve Executive Compensation
As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we provide our shareholders with an annual advisory vote to approve named executive officer compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as disclosed under the heading “Executive Compensation” beginning on page 23 of this Proxy Statement.
Our executive compensation program is designed to attract, motivate and retain highly qualified executives who are able to help achieve the company’s objectives and create shareholder value over the long term. Our executive compensation programs and objectives are described in detail under the heading “Compensation Discussion and Analysis” and the level of compensation paid to our named executive officers during the last three years is set out in the Summary Compensation Table and related information. Our Compensation Committee believes that our executive compensation program is effective in achieving our objectives.
This advisory vote to approve named executive officer compensation is not binding on our Board. However, the Board values our shareholders’ input and will take into account the result of the vote when determining future executive compensation arrangements.
Accordingly, our Board recommends a vote FOR the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed under the heading “Executive Compensation” in the Proxy Statement for the 2023 Annual Meeting of Shareholders.”
Loews Corporation 2023 Proxy	21

Proposal No. 3: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation
Proposal No. 3:
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Act, we are providing our shareholders the opportunity to indicate how frequently we should seek future advisory say-on-pay votes on the compensation of our named executive officers. Under this proposal, shareholders may indicate whether they would prefer that the advisory say-on-pay vote on the compensation of our named executive officers occur every one, two or three years. Shareholders also may abstain from voting on this proposal. At our 2017 annual meeting of shareholders, our shareholders approved holding an advisory vote on the compensation of our named executive officers annually.
The Compensation Committee and the Board believe that an annual advisory vote on executive compensation is the best approach because it allows shareholders to provide direct input on our compensation policies and programs consistent with our annual reporting of executive compensation. This advisory vote, although not binding on the Board, will be taken into account by the Board when determining the frequency of holding future advisory say-on-pay votes.
Accordingly, our Board recommends a vote to conduct an advisory say-on-pay shareholder vote EVERY YEAR.
22	Loews Corporation 2023 Proxy

Executive Compensation
Executive Compensation
Compensation Discussion
and Analysis
Executive Summary
This Compensation Discussion and Analysis contains information about the compensation we pay to our executive officers whose compensation is required to be disclosed in the Executive Compensation tables that follow under Securities and Exchange Commission rules (“named executive officers”).
OUR NAMED EXECUTIVE OFFICERS FOR 2022 WERE:
James S. Tisch	Jane J. Wang*	David B. Edelson*	Jonathan M. Tisch	Kenneth I. Siegel	Richard W. Scott
President and Chief Executive Officer, Office of the President	Senior Vice President and Chief Financial Officer	Former Senior Vice President and Chief Financial Officer	Office of the President, Co-Chairman of the Board, Loews Corporation; Executive Chairman, Loews Hotels	Senior Vice President	Senior Vice President and Chief Investment Officer
*David B. Edelson resigned as our Chief Financial Officer on May 10, 2022, and as Senior Vice President on June 30, 2022. Jane J. Wang succeeded him as Senior Vice President and Chief Financial Officer on May 10, 2022.
WHO WE ARE
Loews Corporation is a holding company. We own significant interests in a diverse portfolio of businesses, including:

CNA Financial Corporation is a property and casualty insurer (90.0% ownership interest)	Boardwalk Pipelines is a provider of natural gas and liquids transportation and storage services (100% ownership interest)	Loews Hotels is an operator and manager of hotels (100% ownership interest)	Altium Packaging is a manufacturer of rigid plastic packaging (52.6% ownership interest)
In addition, we had approximately $3.2 billion of cash and investments at the holding company level as of December 31, 2022.
Our primary function is to allocate our capital in ways that drive long-term value creation and returns for our shareholders. To do this we make decisions related to investments in our subsidiaries, repurchases of our shares, acquisitions and dispositions of subsidiaries and prudent investment of our cash and investment assets.
Loews Corporation 2023 Proxy	23

Executive Compensation
In light of our business model, our most critical asset is our people — our human capital — including our senior leadership team that drives our capital allocation decisions. All of our executive officers and other employees are located in our headquarters office and a neighboring building in New York City. We not only compete for leadership talent with our and our subsidiaries’ peer companies, but also with New York City-based financial services firms, including investment and commercial banks, private equity funds, hedge funds, insurance and reinsurance companies and other sophisticated financial firms. Our compensation policies and practices are driven by our need to attract and retain highly qualified, financially sophisticated executive officers in this competitive marketplace and motivate them to provide a high level of performance for our shareholders.
OUR COMPENSATION PHILOSOPHY
We have maintained a consistent compensation philosophy for many years, which takes into account that the quality of our leadership has a direct impact on our performance. Our compensation philosophy is based on the following objectives:
▪	Motivating superior long-term financial performance and the creation of shareholder value over the long term;
▪	Discouraging unreasonable risk taking;
▪	Aligning compensation with our long-term strategy and focus and the interests of our shareholders;
▪	Providing market-competitive compensation;
▪	Avoiding excessive compensation; and
▪	Attracting and retaining high-caliber executive talent.
We believe in recognizing the performance of our executive officers primarily through a combination of cash compensation, made up of a fixed base salary and incentive compensation, and stock-based compensation, which, in 2022, consisted of performance-based restricted stock units. Because cash incentive compensation and our restricted stock unit awards are tied to performance, a large majority of the compensation paid to our executive officers is performance-based and, other than their fixed base salaries, no compensation is guaranteed.
HOW WE STRUCTURE OUR EXECUTIVE COMPENSATION PROGRAM
We structure our executive compensation to avoid the possibility of excessive compensation in any given year, including through:
▪	the Compensation Committee’s ability to exercise negative discretion in determining cash incentive compensation;
▪	setting what we believe to be reasonable, but achievable, performance targets for both cash incentive compensation and stock-based awards; and
▪	generally not paying cash incentive compensation in excess of pre-established target levels set by the Compensation Committee.
We believe this structure provides ample motivation for our executive officers to maximize their performance and focus on the long-term success of the company, while deterring unreasonable risk taking with an eye toward short-term results.
24	Loews Corporation 2023 Proxy

Executive Compensation
The fixed base salary for our named executive officers has generally comprised substantially less than half of their total potential cash compensation, with the balance coming from our performance-based Incentive Compensation Plan. In setting potential awards under that plan, our Compensation Committee sets what it believes are reasonable, but achievable, target levels, but reserves broad discretion to reduce or eliminate incentive compensation. The Compensation Committee also establishes maximum award levels that will not be exceeded.
In selecting and allocating the elements of our executive compensation program, we have considered, among other things, our historical compensation policies as they have evolved over the years and benchmarking information regarding executive compensation paid by comparably sized companies engaged in businesses similar to ours and our principal subsidiaries as well as others with which we compete for talent in the New York City marketplace. To assist in gathering this information and benchmarking our executive compensation practices against the practices at these companies, our human resources group engaged the compensation consultant, Semler Brossy.
OUR GOAL IS TO INCREASE SHAREHOLDER VALUE OVER THE LONG TERM
Our compensation program is intended to align the interests of our senior executives with those of our shareholders. Our goal is to increase shareholder value over the long term and to reasonably reward superior performance that supports that goal. In establishing the aggregate amount of targeted compensation for each named executive officer, we do not rely on formula-driven plans, which could result in unreasonably high compensation levels and encourage excessive risk taking. Instead, aggregate target compensation is based on an evaluation of the individual’s performance, skills, leadership and expected future contributions in the context of our financial performance and seeks to achieve the objectives of our compensation philosophy set forth above. Based on these considerations, we determine an overall level of target cash compensation, a portion of which is to be paid as base salary and the balance of which is structured to be performance-based cash compensation, and a level of stock-based awards. We consider the aggregate compensation (earned or potentially available) to each named executive officer in establishing each element of compensation.
2022 TOTAL CASH AND STOCK-BASED COMPENSATION
These charts show each of the three principal elements of our compensation program as a percentage of total cash and stock-based compensation for our Chief Executive Officer and other named executive officers in 2022.
CEO
Base Salary 15.9%	Cash Incentive Compensation 67.8%	Stock-Based Awards 16.3%
Incentive Compensation: 84.1%
OTHER NAMED EXECUTIVE OFFICERS
Base Salary 16.7% – 32.2%	Cash Incentive Compensation 56.3% – 69.5%	Stock-Based Awards 11.5% – 20.4%
Incentive Compensation: 67.8% – 83.3%
Loews Corporation 2023 Proxy	25

Executive Compensation
SAY ON PAY VOTE
At our 2022 annual meeting of shareholders, 96% of the shares voted approved, on an advisory basis, our executive compensation program. We believe this result represents a strong endorsement of our executive compensation philosophy and practices.
SAY ON PAY VOTE APPROVAL
In the last five years, we received an average approval of approximately 94% in our annual advisory vote of shareholders on our executive compensation program.
Compensation Governance
We are committed to good compensation governance and design and administer our executive compensation program to be consistent with our business goals and in the best interests of our shareholders. In that regard, we:
▪	maintain a fully independent Compensation Committee, which oversees all aspects of our executive compensation and monitors, reviews and approves all executive compensation decisions;
▪	structure our cash incentive compensation awards to executive officers so that the Compensation Committee may exercise negative discretion over these awards;
▪	structure our executive officers’ stock-based compensation to be performance-based;
▪	have a clawback policy that allows for the recoupment of incentive compensation;
▪	do not have employment agreements with, or guarantee compensation to, any of our executive officers;
▪	do not have agreements with any of our executive officers to pay severance upon a change in control; and
▪
conduct an annual shareholder advisory vote on our executive compensation practices. We have received a large majority vote in favor of our executive pay program every year since implementing this vote. We are recommending that shareholders vote at the Annual Meeting to continue conducting this vote annually.

Compensation Program Structure and Process
The principal components of compensation for our named executive officers are:
▪	base salary;
▪	performance-based cash incentive compensation awards;
▪	performance-based stock-based awards; and
▪	retirement, medical and related benefits.
Each year, our Chief Executive Officer, after consulting with our Vice President, Human Resources, reviews with the Compensation Committee the performance of each named executive officer and each other executive officer, and makes a recommendation to the Compensation Committee with respect to their annual compensation, including the setting of parameters for cash incentive compensation awards and stock-based awards. The Compensation
26	Loews Corporation 2023 Proxy

Executive Compensation
Committee then meets in executive session without the Chief Executive Officer present and makes the final determination regarding the compensation for our Chief Executive Officer and each of the other named executive officers, as well as our other executive officers. The other named executive officers do not play any role in their own compensation determination other than discussing their performance with the Chief Executive Officer, and neither our Chief Executive Officer nor any other executive officer participates in the Compensation Committee’s final deliberations on compensation matters.
BASE SALARY
The Compensation Committee has capped the base salary for our named executive officers at $1 million per year for many years. Historically, this reflected the impact of provisions of the Internal Revenue Code that limited the amount of non-performance-based compensation we were able to deduct for federal income tax purposes to $1 million for certain of the named executive officers. While these provisions are no longer applicable, the base salary for our named executive officers in 2022, during the portion of the year in which they were executive officers, remained capped at $1 million as the relative lower weight of base salary to performance-based compensation is consistent with the Committee’s belief that performance-based compensation should be the greater part of the compensation of each of our named executive officers.
CASH INCENTIVE COMPENSATION AWARDS
The largest portion of the compensation earned by our named executive officers in 2022 came from cash awards under our Incentive Compensation Plan. This element of our compensation program ensures that a significant portion of each executive’s annual compensation is dependent on Loews’s annual achievement of a metric that we call “performance-based income.”
Defining Performance-based Income
Performance-based income is defined in our Incentive Compensation Plan as our consolidated net income as adjusted by the Compensation Committee under the terms of our Incentive Compensation Plan to account for specific factors that may impact our business, but which the Compensation Committee deems reasonable and appropriate to exclude or include in determining performance for incentive compensation purposes.

PROCESS OF ESTABLISHING ANNUAL INCENTIVE COMPENSATION AWARDS
STEP 1	Establish annual performance bonus pool	First quarter of each year
First, the Compensation Committee establishes an annual performance bonus pool expressed as a percentage of our performance-based income for that year.
The performance bonus pool is not an expectation of the bonus amounts that will, in fact, be paid; rather, it sets the outer limit of compensation that can be paid to all executive officers in our incentive compensation program for the year.

The Committee allocates a portion of the performance bonus pool to each of the named executive officers and other executive officers who participate in the incentive compensation program.
STEP 2	Establish Target Award	First quarter of each year
Then, the Compensation Committee establishes a target award (expressed as a dollar amount) for each participant, based on, among other things, an assessment of the individual’s expected performance.
The intention is that the incentive compensation award generally will not exceed the target award (even if the portion of the performance bonus pool allocated to a participant is in excess of the established target), except based on the Compensation Committee’s discretion.

Loews Corporation 2023 Proxy	27

Executive Compensation
STEP 3	Establish Maximum Award	First quarter of each year
Next, the Compensation Committee establishes a maximum award (expressed as a dollar amount) for each participant, to cap the amount in excess of the target that the Committee may in its discretion award any participant.

A participant’s award cannot exceed the portion of the performance bonus pool allocated to the participant, and also cannot exceed the maximum award amount established by the Committee. In addition, it has been the practice of the Compensation Committee to retain negative discretion in the payment of awards, which allows the Committee to reduce or eliminate any award at its discretion.

STEP 4	Define Performance-based Income	First quarter of each year
The Compensation Committee determines what adjustments should be made to our consolidated net income for the year to account for factors that it believes would not be appropriate to include when determining performance for incentive compensation purposes.

However, by reserving the ability to exercise negative discretion to reduce an award otherwise earned, the Committee retains the ability to take into account these excluded items and other factors it deems relevant.

STEP 5	Calculate Performance-based Income and Conduct Participant Performance Assessment	First quarter of following year
After the fiscal year ends, the amount of performance-based income earned for the year is determined. Once this has been determined, the Compensation Committee reviews and re-assesses each participant’s performance in the context of our financial performance and seeking to achieve the goals of our compensation philosophy.

Based upon this review and re-assessment, the Committee awards incentive compensation out of each executive’s pre-allocated percentage of the performance bonus pool.
The Committee, in its discretion, determines whether to award incentive compensation that meets or exceeds the target award (up to the maximum award established for that individual) or that is lower than the target award. Historically, the Committee generally has exercised its negative discretion to limit awards paid to the pre-established target amounts.

28	Loews Corporation 2023 Proxy

Executive Compensation
How We Determined the Performance Bonus Pool for 2022 Incentive Compensation
For 2022, the Compensation Committee established at the beginning of 2022 a performance bonus pool of 4.5% of performance-based income, which it determined was an appropriate level to recognize the performance of plan participants, which include our named executive officers and other executive officers.
As has historically been the case, there was no expectation that the entire performance bonus pool would, in fact, be awarded and paid out, as the Committee’s practice has been to exercise its discretion to pay bonuses amounting to only a fraction of the performance bonus pool. The potential for excessive compensation was further limited by the establishment at the beginning of 2022 of target levels and absolute maximum amounts for each named executive officer and each other executive officer participating in our incentive compensation program.
In establishing the performance bonus pool and target and maximum awards for each named executive officer, the Compensation Committee took into account:
▪
our compensation philosophy and objectives, which aim to reasonably reward superior performance while eschewing formula-driven criteria, which have the potential of providing unreasonably high compensation levels;

▪	the individual’s duties, past and expected performance of those duties, experience and tenure and compensation history; and
▪	our goals of increasing shareholder value over the long term.
Negative discretion
An integral part of the implementation of the cash incentive compensation program by the Compensation Committee is the ability to use negative discretion for the award to each executive officer, allowing the Committee to reduce or eliminate any award notwithstanding the level of performance-based income. This gives the Committee the flexibility to appropriately evaluate the performance of each executive officer considering not only the level of performance-based income, but also Loews’s consolidated net income and the individual’s performance.

For each named executive officer, other than the Chief Executive Officer, the Compensation Committee also took into account the recommendations of the Chief Executive Officer. The Committee relied on these qualitative factors, together with its discretion to reduce awards below the target award as well as to pay awards up to the maximum amount, and determined not to establish other specific, quantitative criteria or numerical formulas of performance measures.
2022 NAMED EXECUTIVE OFFICER TARGET AND MAXIMUM AWARDS AND BONUS POOL ALLOCATION
The 2022 target and maximum awards and the share of the performance bonus pool allocated to each named executive officer were established in the first quarter of 2022 as follows:
Name	Share of 4.5% Bonus Pool Allocated	Target Award	Maximum Award
James S. Tisch	20.6%	$4,150,000	$5,000,000
Jane J. Wang	7.0	1,400,000	2,250,000
David B. Edelson	9.7	1,957,500	3,000,000
Jonathan M. Tisch	16.9	3,393,000	4,500,000
Richard W. Scott	12.1	2,430,000	3,250,000
Kenneth I. Siegel	18.9	3,800,000	4,500,000
The Committee did not make any changes to the 2022 executive compensation program or metrics after they were established in the first quarter of 2022.
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Executive Compensation
2022 ADJUSTMENTS TO CONSOLIDATED NET INCOME AND RATIONALE
The Compensation Committee determined in the first quarter of 2022 that net income should be adjusted to determine performance-based income for 2022 as set forth below. However, by reserving the ability to exercise negative discretion to reduce an award otherwise earned, the Committee retained the ability to take into account these excluded items (including, for example, impairments) and other factors it deems relevant when ultimately approving awards.
Adjustment identified in first quarter 2022	Rationale for exclusion
The effect of accounting changes
This item was excluded because:
• by its nature it is not a cash item;
• it is not within the control of the company or any named executive officer; and
• it has the possibility of increasing or decreasing net income in ways that may not be predictable when performance-based income is established.

Net losses attributed to the impairment of goodwill, long-lived assets and/or equity method investments
This item was excluded because:
• it is not a cash item;
• under generally accepted accounting principles, goodwill, long-lived assets and equity method investments are accounted for using an impairment-based model under which the carrying value is subject to reduction, resulting in charges to income, based on a decline in fair value, but the carrying value cannot be increased in subsequent periods if fair values rise; and
• doing so encourages management to approach impairment decisions objectively and impartially.

Any net income or loss relating to net reserve strengthening and/or adverse dividend or premium development for accident years prior to 2000, and/or any favorable or unfavorable income statement impact of applying retroactive reinsurance accounting in connection with any and all CNA loss portfolio transfers

From time to time, CNA enters into loss portfolio transfer transactions. For instance, in 2010, CNA completed a retroactive reinsurance transaction under which it ceded substantially all of its legacy asbestos and environmental pollution liabilities to a reinsurer, subject to an aggregate limit of $4 billion. Additionally, in 2021, CNA ceded certain legacy excess workers’ compensation liabilities to a reinsurer. The Compensation Committee determined that any income statement impact of applying retroactive reinsurance accounting relating to loss portfolio transfer transactions should not be considered when measuring current performance. Moreover, the Compensation Committee determined that any net income or loss relating to net reserve strengthening or adverse dividend or premium development for accident years prior to 2000 should not be considered when measuring current performance.

Any net income or loss relating to net reserve strengthening for CNA’s long-term care or benefit settlement option liabilities or relating to a disposition (or proposed disposition), a loss portfolio transfer or other transaction that is intended to fix or limit CNA’s exposure to its run-off Life & Group business

CNA’s individual and group long-term care businesses are in run-off and its payout annuity business was in run-off prior to its disposition in 2014. The Compensation Committee determined that any income statement impact from net reserve strengthening for CNA’s long-term care or benefit settlement option liabilities or a transaction that is intended to fix or limit CNA’s exposure to its run-off Life & Group business should not be taken into account when measuring current performance.

Investment gains and losses
The Compensation Committee decided to exclude investment gains and losses because the decision to realize a gain or a loss can be a discretionary decision. Accordingly, any implication that an individual could be wrongly motivated in taking or failing to take a gain or loss in an effort to impact consolidated net income would be removed.

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Adjustment identified in first quarter 2022	Rationale for exclusion
Catastrophe losses of CNA in excess of, but not less than, CNA’s budgeted amount
The Compensation Committee excluded this item because the level of catastrophes that impact a property and casualty insurer is, of course, unpredictable and, accordingly, not an appropriate way to measure performance. On the other hand, performance-based income should not be increased just because of a low level of catastrophes in any year. The Compensation Committee determined that the amount for catastrophe losses budgeted at the beginning of the year — which at times has been higher or lower than the actual level of catastrophe losses — is preferable for measuring performance.

Any net income or loss relating to the defense or disposition, by judgment or settlement, of litigation that is not related to the operations of the company’s continuing consolidated subsidiaries, including, for example, litigation related to the Corporation’s and/or its subsidiaries’ mergers, acquisitions and dispositions activities

The company’s ownership interests in its subsidiaries change from time to time and the company and its current and former subsidiaries are from time to time parties to litigation. For instance, the company and certain of its Boardwalk Pipelines-related subsidiaries are defendants in litigation relating to the company’s 2018 acquisition of the Boardwalk Pipelines limited partnership units not already owned by the company’s affiliates. The Compensation Committee determined that any net income or loss relating to the defense or disposition of litigation such as this matter should not be considered when measuring current performance.

Any net income or loss attributable to changes in deferred income tax assets and liabilities resulting from a change in income tax rates in 2022
Several of Loews’s subsidiaries, by the nature of their business, recognize significant deferred income tax assets and liabilities, which have accumulated over many years. A change in the income tax rate could have a significant impact on these deferred tax items and on Loews’s net income since the impact in the year of this change would involve the entire historical balance of deferred tax assets or liabilities. The Compensation Committee determined to exclude this item since any change in income tax rates is, of course, unpredictable and not within the company’s control, and the resulting impact on net income and loss would not be a suitable indication of performance.

Any gain or loss on disposal of discontinued operations (but not income from operations of the discontinued operations)
The Compensation Committee determined to exclude both gains and losses from the disposal of discontinued operations in the belief that the results from a disposition, whether positive or negative, relate to the generally multi-year holding period of the asset disposed of, even though recognized in the year of disposal. Therefore, any such gains or losses could distort net income in the year of disposition.

For 2022, performance-based income ultimately amounted to $1,159 million compared to consolidated net income of $1,012 million.
PERFORMANCE-BASED STOCK-BASED AWARDS
The third principal element of our compensation program for named executive officers and other executive officers is stock-based awards, which in 2022 consisted of performance-based restricted stock units (“PRSUs”).
The PRSUs, similar to the time-vesting RSUs granted in 2022 to our non-executive officers and certain other managerial and professional employees (“non-executive RSUs”), will vest in two equal tranches (subject to earlier vesting in the case of death, disability, termination without cause and certain retirements):
▪	50% on the second anniversary of the grant date; and
▪	50% on the third anniversary of the grant date.
In addition, for dividends, the PRSUs (along with non-executive RSUs) are credited cash (accruing interest each year at the one-year Treasury rate applicable in January of the year the dividend is paid) in respect of dividends paid, with such cash to be delivered to the executives only if and when the underlying PRSUs have been actually earned and vested.
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Executive Compensation
However, unlike non-executive RSUs, in addition to being subject to the same time-vesting terms as non-executive RSUs, PRSUs granted to our executive officers are also subject to performance-vesting terms.
The performance-vesting terms made PRSUs dependent on the company achieving a pre-established level of performance-based income per share for 2022. The terms of the PRSUs awarded in the first quarter of 2022 provided that they would be earned by our executive officer recipients as follows (subject to the time-vesting provisions of the PRSUs):
PERFORMANCE-BASED INCOME PER SHARE:
At or Above Target	100% of PRSUs earned
At 50% to 100% of Target	Pro rata portion of PRSUs earned
Below 50% of Target	No PRSUs earned
In connection with the grant of PRSUs to our executive officers in the first quarter of 2022, the Compensation Committee established the performance-based income per share target for PRSUs at $2.75 per share. The Committee did not make any changes to the 2022 executive compensation program or metrics after they were established in the first quarter of 2022, including to this per share target amount.
The ultimate value of stock-based awards under our Incentive Compensation Plan is directly correlated to our performance as measured by the price of our common stock over the long term. The value of these awards increases and decreases directly with changes in the price of our common stock. In addition, unlike base salary and incentive compensation awards, which are earned and paid based on the annual performance of the individual and the company, PRSUs awarded in 2022 vest over a period of three years. As a result, these awards encourage executives to continue their employment with Loews. These elements further serve to align the executive’s interests with those of our shareholders.
The Compensation Committee makes grants of stock-based awards in the first quarter of each year at the same time the Committee performs its annual management performance evaluation and takes other compensation actions. Annual equity grants for executive officers occur on the same date as our annual equity grants for our other officers and certain professional and managerial employees, which is the date of the Compensation Committee’s annual February meeting. As the grant date for our annual stock-based awards occurs on the date of a Compensation Committee meeting in February of each year, the grant date is set well in advance when the schedule of Compensation Committee meetings is arranged. Loews does not grant stock-based awards in anticipation of the release of non-public information or time the release of this information based on stock-based award grant dates. We also at times grant stock-based awards to new executives when they are hired or promoted during the year. These grants are approved by the Compensation Committee (or, in the case of smaller grants, by our Chief Executive Officer, as delegated by the Committee).
EMPLOYEE BENEFITS
Our named executive officers also participate in benefit programs available to salaried employees generally, including retirement and medical programs. For 2022, these retirement programs included our Employee Savings Plan under Section 401(k) of the Internal Revenue Code and our Deferred Investment Plan. In addition, prior to their freezing effective December 31, 2019, our retirement programs included a Qualified Retirement Plan, Benefit Equalization Plan and Executive Deferred Compensation Plan. Also, from time to time, we have provided one or more named executive officers with unfunded supplemental retirement benefits under the supplemental retirement agreements described under “Pension Plans” on page 44. No supplemental retirement benefits were granted in 2022. Additional information regarding our retirement programs is available under “Pension Plans” on page 44 and “Deferred Compensation” on page 45.
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2022 Compensation to Our Named Executive Officers
BASE SALARY
Consistent with our objective of emphasizing performance-based compensation, the base salary for each of our named executive officers during 2022 was less than $1 million during the portion of the year in which they were executive officers. The base salaries for 2022 for James Tisch, Kenneth Siegel, Jonathan Tisch and Richard Scott remain unchanged from the prior year. The base salary for David Edelson remained unchanged during the first six months of the year when he remained an executive officer. For the remainder of the year, he was a Senior Advisor (a non-executive officer position) with a salary of $2 million (but he was not eligible for cash or equity incentive compensation in this role). The base salary for Jane Wang reflected her promotion to Chief Financial Officer during the year.
CASH INCENTIVE COMPENSATION AWARDS
For 2022, the Compensation Committee made cash incentive compensation awards to our Chief Executive Officer and each of our other named executive officers, which were paid in the first quarter of 2023. In determining the amounts earned by these executives, the Committee acted consistently within the parameters of the grants that were established in the first quarter of 2022, including the size of the performance bonus pool for the year. However, the Committee also exercised its business judgment, using essentially a qualitative, rather than formula-driven, approach based on the Committee’s overall judgment of the individual’s performance in the context of our financial performance and seeking to achieve the objectives of our compensation philosophy. The Committee did not make any changes to the 2022 executive compensation program or metrics after they were established in the first quarter of 2022.
In addition to the specific factors discussed below, the Compensation Committee considered:
▪	its compensation philosophy in favor of fair and generally consistent pay levels and against excessive or unreasonable compensation levels;
▪	an emphasis on consistent, long-term, superior performance by the individual;
▪
its evaluation of the performance of each named executive officer based on direct observation, since each named executive officer regularly reports to the Board on the operations of the company and its subsidiaries; and

▪
for each named executive officer other than the Chief Executive Officer, executive sessions with the Chief Executive Officer in which each named executive officer’s performance is reviewed and evaluated.

These factors were not weighted and there is no formula for how these factors were applied in determining cash incentive compensation awards.
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Executive Compensation
Chief Executive Officer
In making its determination regarding the grant and payment of an incentive compensation award for 2022 to our Chief Executive Officer, James S. Tisch, the Compensation Committee considered, among other things, the overall performance of the company and its principal subsidiaries, its compensation philosophy against excessive or unreasonable compensation levels and its emphasis on consistent, long-term, superior performance by the individual.

Based on these considerations, at the beginning of 2022, the Compensation Committee increased Mr. Tisch’s target bonus level by approximately 5% from the prior year, while keeping his maximum bonus level unchanged. The Committee also retained negative discretion to reduce any award to what it determines is a reasonable level under the circumstances.

The Compensation Committee evaluated Mr. Tisch’s performance in 2022 and during recent years, considering the overall state of the markets in which Loews and its subsidiaries operate and the financial markets generally. This is consistent with the Committee’s philosophy of evaluating performance over the longer term to encourage and reward long-term value creation and to discourage unreasonable risk-taking. The Committee considered Mr. Tisch’s ability to demonstrate leadership and maintain stability at Loews and our subsidiaries throughout the turmoil of the last few years, and to prudently allocate the company’s capital to take advantage of market opportunities and protect against known risks.

The Compensation Committee noted the following accomplishments under Mr. Tisch’s leadership:
▪ Loews repurchased approximately 12.7 million shares, or 5.1%, of its common stock in 2022 and has repurchased approximately 98 million shares, or 29.4%, of its common stock from 2018 through the end of 2022, while consistently maintaining a very strong liquidity position;

▪ the company’s book value per share (excluding accumulated other comprehensive income) increased approximately 21.9% during the past five years; and
▪ the leadership teams at Loews’s principal operating subsidiaries remained focused and motivated to maintain stability through the challenges of the last few years in order to ultimately drive the most value from their respective companies, helped in part by the leadership of the company’s Chief Executive Officer and our other named executive officers.

As a result of these efforts, the underlying businesses of Loews’s subsidiaries have remained strong, even in certain challenging operating environments. For example:
▪ CNA achieved strong underlying P&C underwriting profitability and premium growth while actively managing the risk in its long-term care business and maintaining an extremely strong capital position;
▪ Boardwalk Pipelines continued to increase its operating results, entered into $1.3 billion of firm agreements in 2022 and decreased its leverage;
▪ Loews Hotels had a record-breaking year following its emergence from the pandemic and continued to execute on its long-term growth strategy and to improve the operations of its portfolio of hotels and resorts; and

▪ Altium Packaging continued to grow through acquisitions, diversifying its product mix.
Incentive Compensation Determination: The Compensation Committee determined in the first quarter of 2023, for the reasons detailed above, that Mr. Tisch earned his target incentive compensation award for 2022. This award is approximately 38.7% of the amount allocated to him from the performance bonus pool based on the level of performance-based income for the year.

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Executive Compensation
Other Named Executive Officers
Similar to our Chief Executive Officer, each of our other named executive officers was granted a cash incentive compensation award in the first quarter of 2022 that was paid in the first quarter of 2023.

Consistent with the Compensation Committee’s determination for our Chief Executive Officer, the target awards for our other named executive officers, other than David Edelson and Jane Wang, were increased by approximately 5%, while maximum levels remained unchanged. David Edelson’s target award decreased by approximately 50% in recognition of his planned resignation during the year. Jane Wang’s target and maximum award levels reflected her mid-year promotion to Chief Financial Officer.

In making its determination regarding the amount of these awards earned by these executives, the Committee considered many of the same factors described above that it considered for our Chief Executive Officer. Based on its evaluation of each executive’s performance, including the input and recommendation of the Chief Executive Officer, the Committee, in the first quarter of 2023, awarded each of these other named executive officers, other than Kenneth Siegel, incentive compensation equal to their target amount for 2022, and awarded Kenneth Siegel approximately 6.6% above his target amount for 2022.

Incentive Compensation Determination: These incentive compensation awards amounted to approximately 38.7% to 41.3% of the total amount available in the performance bonus pool for the other named executive officers and are consistent with the Committee’s philosophy in favor of rewarding consistent, long-term superior performance, but against excessive or unreasonable compensation.

PERFORMANCE-BASED STOCK-BASED AWARDS
In making its determinations regarding the award of PRSUs in 2022 to our named executive officers, the Compensation Committee considered the same factors described above on page 27 under “Cash Incentive Compensation Awards” as well as the level of stock-based awards previously awarded to these individuals. These factors are not weighted and there is no formula for how these factors were applied in determining the number of PRSUs granted.
PRSU Determination: Based on all factors reviewed, in the first quarter of 2022, the Committee awarded 16,447 PRSUs, representing a grant date value of $1,000,000, to each of James and Jonathan Tisch, 13,157 PRSUs, representing a grant date fair value of $800,000, to each of Richard Scott and Kenneth Siegel, 8,223 PRSUs, representing a grant date fair value of $500,000 to Jane Wang, and 6,578 PRSUs, representing a grant date fair value of $400,000 to David Edelson. The grant date fair value for PRSU awards for 2022 for these executives, other than David Edelson and Jane Wang, increased for the first time since 2017. The grant date fair value of David Edelson’s award decreased from the prior year in recognition of his planned resignation during the year. The PRSU award for Jane Wang reflected her mid-year promotion to Chief Financial Officer. For 2022, performance-based income amounted to $4.76 per share, resulting in 100% of these PRSUs being earned by each of our named executive officers in the first quarter of 2023; however, these PRSUs still remain subject to their time-vesting provisions, with 50% of these PRSUs vesting in 2024 and 50% vesting in 2025.

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Executive Compensation
Other Considerations
Compensation Program as it Relates to Risk. Management and the Compensation Committee regularly review our compensation policies and practices to ensure they do not encourage excessive risk taking. This review includes the cash and equity incentive programs, which are discussed in detail above under “Compensation Program Structure and Process” beginning on page 26. Based on this review, we do not believe that our compensation program encourages excessive risk taking, due to, among many considerations, the following plan design elements:
▪	Our program appropriately balances the three primary components of our executives’ compensation: base salary, cash incentive compensation and equity-based incentive compensation.
▪
The Compensation Committee establishes reasonable, but achievable, performance targets for cash and equity-based incentive compensation in order to motivate our executives to create value for our shareholders over the long term while exercising prudent risk management.

▪
Awards of cash and equity-based incentive compensation are capped, and the Compensation Committee has the authority to exercise negative discretion with respect to payouts of cash incentive compensation, limiting excessive rewards for short-term results.

▪
Each of James and Jonathan Tisch, the members of our Office of the President, and Andrew Tisch, Co-Chairman of our Board, owns, and has owned for many years, a significant amount of our common stock, which strongly aligns their interests with those of our shareholders and encourages a long-term focus.

▪
Our clawback policy, described below, allows for the recoupment of incentive compensation payments and awards if an executive officer’s conduct leads to a restatement of our financial results, which mitigates risk.

Clawback Policy. We have adopted a policy that allows for the recoupment of incentive compensation (cash and equity-based) paid or awarded to an executive officer if we are required to restate our financial statements due to material noncompliance with federal securities laws if that officer’s intentional or unlawful misconduct materially contributed to the need for such restatement. In such case, for any period affected by the restatement, the executive’s incentive compensation will be subject to recoupment to the extent the amounts paid or awarded were greater than the amounts that would have been paid or awarded if they had been calculated on the basis of the restated financial results.
Anti-Hedging and Pledging Policy. We have adopted a policy that prohibits directors and executive officers from entering into hedging transactions in our common stock. For purposes of this policy, a hedging transaction is the entry into, or purchase or sale of, any financial instrument (including prepaid variable forward contracts, equity swaps and collars), or the entry into of any other transaction, in each case for the express purpose of offsetting a potential decline in the market value of our common stock. For the avoidance of doubt, financial instruments and transactions subject to this policy do not include transactions in securities (or derivative instruments relating thereto) of any open-end mutual fund, unit investment trust or exchange-traded fund, or of any company that is not affiliated with us.
In addition, directors and executive officers are prohibited from pledging our common stock, options relating to our common stock or any other security linked to our common stock as collateral for a loan unless the director or executive officer has the ability to repay the loan without liquidating the pledged stock and the loan is fully recourse to the director or executive officer.
Employment Agreements. We have no employment or other agreements relating to severance or payment upon a change of control with any of our named executive officers or other executive officers.
Share Ownership by Executive Officers and Directors. As disclosed above under “Director and Officer Holdings” on page 19, each of James and Jonathan Tisch, the members of our Office of the President, and Andrew Tisch, Co-Chairman of our Board, owns, and has owned for many years, a significant amount of our common stock, which strongly aligns their interests with those of our other shareholders.
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Compensation Committee Report on Executive Compensation
Compensation Committee Report on Executive Compensation
In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Loews’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
By the Compensation Committee:
Joseph L. Bower, Chairman
Charles M. Diker
Paul J. Fribourg
Susan P. Peters
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has ever been an officer or employee of Loews, or is a participant in a transaction disclosed, or required to be disclosed, under the heading “Transactions with Related Persons,” on page 17. None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving on our Compensation Committee or as a director of the company.
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Executive Compensation Tables
2022 Executive
Compensation Tables
2022 Summary Compensation Table
The following table shows information for the years indicated regarding the compensation of our named executive officers for services in all capacities to us and our subsidiaries.
Year	Salary	Stock Awards(1)	SAR Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation	SEC Total	SEC Total Without Change in Pension Value(5)
James S. Tisch President and Chief Executive Officer, Office of the President
2022	$975,000	$1,000,000	$0	$4,150,000	$0	$314,183(6)	$6,439,183	$6,439,183
2021	975,000	900,000	0	3,950,000	0	294,523	6,119,523	6,119,523
2020	650,625(7)	900,000	6,640	3,950,000(8)	1,169,051	289,847	6,966,163	5,797,112
Jane J. Wang Senior Vice President and Chief Financial Officer
2022	545,230	500,000	0	1,400,000	0	85,512(9)	2,530,742	2,530,742
David B. Edelson Former Senior Vice President and Chief Financial Officer
2022	1,121,635	400,000	0	1,957,500	88,465	263,466(10)	3,831,066	3,742,601
2021	975,000	710,000	0	3,725,000	67,560	252,500	5,730,060	5,662,500
2020	1,012,500	710,000	0	3,725,000	257,464	251,125	5,956,089	5,698,625
Jonathan M. Tisch Office of the President, Loews Corporation, and Executive Chairman, Loews Hotels
2022	975,000	1,000,000	0	3,393,000	0	275,714(11)	5,643,714	5,643,714
2021	975,000	900,000	0	3,225,000	0	264,741	5,364,741	5,364,741
2020	650,625(7)	900,000	0	3,225,000(8)	1,043,696	262,718	6,082,039	5,038,343
Kenneth I. Siegel Senior Vice President
2022	975,000	800,000	0	4,050,000	78,344	247,000(12)	6,150,344	6,072,000
2021	975,000	710,000	0	3,600,000	58,580	246,250	5,589,830	5,531,250
2020	1,012,500	710,000	6,640	3,600,000	100,421	242,375	5,671,936	5,571,515
Richard W. Scott Senior Vice President and Chief Investment Officer
2022	950,000	800,000	0	2,430,000	64,184	180,750(13)	4,424,934	4,360,750
(1)	These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of PRSUs granted pursuant to our Incentive Compensation Plan.
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Executive Compensation Tables
(2)
These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of SARs granted in 2020 pursuant to the stock option plan of our former subsidiary, Diamond Offshore, as compensation for service by James S. Tisch and Kenneth I. Siegel as directors of Diamond Offshore during 2020. The aggregate grant date fair value of these awards was estimated using the Black-Scholes pricing model assuming: (a) an expected life of eight years; (b) an expected volatility of 127.65%; (c) a dividend yield of 0%; and (d) a risk-free interest rate of 1.85%. Expected life and volatility of awards is based on historical data. The dividend yield is based on the current regular dividend rate in effect and the current market price at the time of grant. Risk-free interest rates are determined using the U.S. Treasury yield curve at the time of grant with a term equal to the expected life of the awards. This information was provided by Diamond Offshore.

(3)	These amounts represent awards under our Incentive Compensation Plan for the years indicated, which were paid to the named executive officers in February of the following years.
(4)
These amounts represent the actuarial increase, if any, in the present value of retirement benefits of each named executive officer under our retirement plans and, with respect to James S. Tisch and Jonathan M. Tisch, supplemental retirement agreements as of December 31, 2022, 2021 and 2020 over the value of those benefits as of December 31, 2021, 2020 and 2019, respectively, all as determined using the same interest rate and other assumptions as those used in our financial statements in those respective years. These amounts for James S. Tisch, Jonathan M. Tisch and Jane J. Wang decreased from December 31, 2021 to December 31, 2022 by $6,192,632, $5,066,939 and $135,051, respectively. The changes from year to year primarily represent changes in actuarial pension assumptions. For an estimate of the pension benefits accrued for and which may become payable to the named executive officers and the assumptions used in calculating those amounts, please see the 2022 Pension Benefits table on page 44 of this Proxy Statement.

(5)
We have included this column to show how year over year changes in pension value impact total compensation as determined under SEC rules. The amounts reported in this column are calculated by subtracting the amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column from the amounts reported in the table’s SEC Total column. The amounts reported in this column in some cases differ substantially from, and are not a substitute for, the amounts reported in the table’s SEC Total column. To determine our named executive officers, we have used the amounts in the SEC Total column.

(6)
All Other Compensation for 2022 for James S. Tisch includes: (a) $231,000, representing our contributions under our Deferred Investment Plan for 2022; (b) $30,500, representing our contributions under our Employee Savings Plan for 2022; (c) $31,476, representing the portion of the expense of a car and driver that is attributable to Mr. Tisch’s personal use during 2022, which personal portion is determined based on the amount of car miles and driver hours that were associated with such personal use as compared to the total car miles and driver hours for the year; (d) $18,207 representing the aggregate incremental cost of discounted hotel rooms granted by Loews Hotels & Co to Mr. Tisch or his family in connection with personal travel during 2022, which is calculated as the difference between the market value of the rooms occupied by Mr. Tisch or his family and the price paid for such rooms; and (e) $3,000, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include premiums for medical, dental, vision, life and disability insurance policies, for 2022.

(7)
In response to the COVID-19 pandemic, each of James and Jonathan Tisch voluntarily agreed to reduce his base salary by 50% from April 1, 2020 through December 31, 2020. As a result, they received $650,625 in base salary during 2020, instead of $975,000 received in prior years.

(8)
In response to the COVID-19 pandemic, each of James and Jonathan Tisch, voluntarily agreed to waive receipt of 50% of any annual cash incentive compensation award for the 2020 performance year earned under our Incentive Compensation Plan. As a result of those waivers, while James and Jonathan Tisch each earned the awards set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table, they were actually paid $1,975,000 and $1,612,500, respectively.

(9)
All Other Compensation for 2022 for Jane J. Wang includes: (a) $52,012, representing our contributions under our Deferred Investment Plan for 2022; (b) $30,500, representing our contributions under our Employee Savings Plan for 2022; and (c) $3,000, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include premiums for medical, dental, vision, life and disability insurance policies, for 2022.

(10)
All Other Compensation for 2022 for David B. Edelson includes: (a) $227,082, representing our contributions under our Deferred Investment Plan for 2022; (b) $30,500, representing our contributions under our Employee Savings Plan for 2022; (c) $2,538, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include premiums for medical, dental, vision, life and disability insurance policies, for 2022; and (d) $3,346, representing amounts reimbursed for taxes paid in respect of a gift received in connection with retirement from the company.

(11)
All Other Compensation for 2022 for Jonathan M. Tisch includes: (a) $213,050, representing our contributions under our Deferred Investment Plan for 2022; (b) $12,200, representing our contributions under our Employee Savings Plan for 2022; (c) $47,464, representing the portion of the expense of a car and driver that is attributable to Mr. Tisch’s personal use during 2022, which personal portion is determined based on the amount of car miles and driver hours that were associated with such personal use as compared to the total car miles and driver hours for the year; and (d) $3,000, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include premiums for medical, dental, vision, life and disability insurance policies, for 2022.

(12)
All Other Compensation for 2022 for Kenneth I. Siegel includes: (a) $213,500, representing our contributions under our Deferred Investment Plan for 2022; (b) $30,500, representing our contributions under our Employee Savings Plan for 2022; and (c) $3,000, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include premiums for medical, dental, vision, life and disability insurance policies, for 2022.

(13)
All Other Compensation for 2022 for Richard W. Scott includes: (a) $147,250, representing our contributions under our Deferred Investment Plan for 2022; (b) $30,500, representing our contributions under our Employee Savings Plan for 2022; and (c) $3,000, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include premiums for medical, dental, vision, life and disability insurance policies, for 2022.

NARRATIVE DISCUSSION OF SUMMARY COMPENSATION TABLE
For more information about the components of compensation reported in the Summary Compensation Table or any of the tables in “Compensation Plans” starting on page 40, including performance-based conditions and vesting schedule, please read the “Compensation Discussion and Analysis” beginning on page 23.
Loews Corporation 2023 Proxy	39

Executive Compensation Tables
Compensation Plans
The following table shows information regarding awards granted to each of our named executive officers under our Incentive Compensation Plan during 2022.
2022 GRANTS OF PLAN-BASED AWARDS
Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Options Awards
	Target	Maximum	Threshold	Target	Maximum
James S. Tisch
2/7/22			8,223.5	16,447	16,447	$60.83	$1,000,000
2/7/22	$4,150,000	$5,000,000
Jane J. Wang
2/7/22			4,111.5	8,223	8,223	60.83	500,000
2/7/22	1,400,000	2,250,000
David B. Edelson
2/7/22			3,289	6,578	6,578	60.83	400,000
2/7/22	1,957,500	3,000,000
Jonathan M. Tisch
2/7/22			8,223.5	16,447	16,447	60.83	1,000,000
2/7/22	3,393,000	4,500,000
Kenneth I. Siegel
2/7/22			6,578.5	13,157	13,157	60.83	800,000
2/7/22	3,800,000	4,500,000
Richard W. Scott
2/7/22			6,578.5	13,157	13,157	60.83	800,000
2/7/22	2,430,000	3,250,000
(1)
These amounts represent target and maximum awards established under our Incentive Compensation Plan. The actual amount of each award earned and authorized for payment by our Compensation Committee in February 2023 is included in the 2022 Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” Cash awards under our Incentive Compensation Plan are not subject to thresholds, but instead consist of an amount equal to a proportion of that percentage of our performance-based income established by our Compensation Committee as our annual performance goal, subject to the target and maximum amounts set forth on the table above. Please read our “Compensation Discussion and Analysis” under the heading “Compensation Program Structure and Process — Cash Incentive Compensation Awards,” on page 27, for more information concerning awards under our Incentive Compensation Plan.

(2)
These amounts represent threshold, target and maximum awards of PRSUs granted under our Incentive Compensation Plan. The actual grant date fair value computed in accordance with FASB ASC Topic 718 of each award authorized for issuance by our Compensation Committee in February 2022 is included in the 2022 Summary Compensation Table above under the heading “Stock Awards.” Please read our “Compensation Discussion and Analysis” under the heading “Compensation Program Structure and Process — Performance-Based Stock-Based Awards,” on page 31, for more information concerning awards under our Incentive Compensation Plan.

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Executive Compensation Tables
The following tables show information regarding SARs granted to each of our named executive officers under our Stock Option Plan and PRSUs granted to each of our named executive officers under our Incentive Compensation Plan that were outstanding as of December 31, 2022.
2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Option/SAR Awards(1)				Stock Awards(2)
Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James S. Tisch
15,000	0	$46.58	01/14/24
15,000	0	43.37	01/14/24
15,000	0	43.83	01/14/24
15,000	0	41.98	01/14/24
15,000	0	40.46	01/09/25
15,000	0	40.61	01/09/25
15,000	0	38.46	01/09/25
15,000	0	35.52	01/09/25
				27,666	$1,613,758	16,447	$959,354
Jane J. Wang
				9,221	$537,861	8,223	$479,648
David B. Edelson
11,250	0	$41.93	01/08/23
11,250	0	43.89	01/08/23
11,250	0	44.44	01/08/23
11,250	0	46.99	01/08/23
11,250	0	46.58	01/14/24
11,250	0	43.37	01/14/24
11,250	0	43.83	01/14/24
11,250	0	41.98	01/14/24
11,250	0	40.46	01/09/25
11,250	0	40.61	01/09/25
11,250	0	38.46	01/09/25
11,250	0	35.52	01/09/25
				0	0	6,578	$383,695
(1)
Each SAR award reported above vested and became exercisable with respect to 25% of its underlying securities per year over the first four years of its term and commenced vesting nine years prior to the expiration date reported for such SAR award.

(2)
PRSU awards vest 50% on the second anniversary and 50% on the third anniversary of their grant date. As of December 31, 2022: (i) PRSUs granted on February 10, 2020 and February 8, 2021 were no longer subject to a performance condition and are therefore reported in the first two columns under Stock Awards; and (ii) PRSUs granted on February 7, 2022 were subject to a performance condition and are therefore reported in the last two columns under Stock Awards.

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Executive Compensation Tables
Option/SAR Awards(1)				Stock Awards(2)
Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Jonathan M. Tisch
15,000	0	$41.93	01/08/23
15,000	0	43.89	01/08/23
15,000	0	44.44	01/08/23
15,000	0	46.99	01/08/23
15,000	0	46.58	01/14/24
15,000	0	43.37	01/14/24
15,000	0	43.83	01/14/24
15,000	0	41.98	01/14/24
15,000	0	40.46	01/09/25
15,000	0	40.61	01/09/25
15,000	0	38.46	01/09/25
15,000	0	35.52	01/09/25
				27,666	$1,613,758	16,447	$959,354
Kenneth I. Siegel
				21,825	$1,273,052	13,157	$767,448
Richard W. Scott
11,250	0	$46.58	01/14/24
11,250	0	43.37	01/14/24
11,250	0	43.83	01/14/24
11,250	0	41.98	01/14/24
11,250	0	40.46	01/09/25
11,250	0	40.61	01/09/25
				21,825	$1,273,052	13,157	$767,448
(1)
Each SAR award reported above vested and became exercisable with respect to 25% of its underlying securities per year over the first four years of its term and commenced vesting nine years prior to the expiration date reported for such SAR award.

(2)
PRSU awards vest 50% on the second anniversary and 50% on the third anniversary of their grant date. As of December 31, 2022: (i) PRSUs granted on February 10, 2020 and February 8, 2021 were no longer subject to a performance condition and are therefore reported in the first two columns under Stock Awards; and (ii) PRSUs granted on February 7, 2022 were subject to a performance condition and are therefore reported in the last two columns under Stock Awards.

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Executive Compensation Tables
The following table shows information regarding the exercise of SARs granted under our Stock Option Plan and RSUs vested under our Incentive Compensation Plan for our named executive officers during 2022.
2022 OPTION EXERCISES AND STOCK VESTED
	Option/SAR Awards		Stock/RSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James S. Tisch	13,554	$775,831	17,879(1)	$1,105,876(1)
Jane J. Wang	0	0	5,062	312,880
David B. Edelson	0	0	35,930(2)	2,043,134(2)
Jonathan M. Tisch	19,156	1,112,964	17,879	1,105,876
Kenneth I. Siegel	16,888	1,043,932	14,105	872,441
Richard W. Scott	6,123	384,555	14,105	872,441
(1)
James S. Tisch deferred receipt of 100% of the RSU awards that vested in 2022. His deferral election provided that, to the extent such awards vest, delivery of the shares of common stock underlying those RSUs would be made upon the earlier of: (i) a date selected by him (January 2, 2053); (ii) his separation from service (as defined in Section 409A of the Internal Revenue Code); and (iii) a change in control (as defined in Section 409A).

(2)
David B. Edelson deferred receipt of 1,673 of the RSUs that vested in 2022. His deferral election provided that, to the extent such awards vest, delivery of the shares of common stock underlying those RSUs would be made upon the earlier of: (i) his separation from service (as defined in Section 409A); and (ii) a change in control (as defined in Section 409A). He retired from the company in October 2022 and shares of common stock underlying those deferred RSUs, together with RSUs that vested in connection with his departure from the company, will be delivered to him following a six-month delay required under Section 409A.

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Executive Compensation Tables
Pension Plans
Prior to 2020, we provided a funded, tax qualified, non-contributory retirement plan for certain employees, including our named executive officers (our “Qualified Retirement Plan”). Benefits under tax qualified plans are subject to limitations under the Internal Revenue Code. Accordingly, we also provided an unfunded, nonqualified, non-contributory retirement plan (our “Benefit Equalization Plan”) which provided for benefits that otherwise were not available due to these limitations. Effective December 31, 2019, these plans were frozen, and participants no longer accrue benefits, other than interest credits on accrued balances at a rate determined annually for all participants. At retirement or termination of employment, vested participants are entitled to receive their benefit in a lump-sum or a monthly annuity.
We also maintain supplemental retirements accounts for James S. Tisch and Jonathan M. Tisch under supplemental retirement agreements with each of these individuals (“Supplemental Benefit”). We credit each nominal account annually with the interest credit established under our Qualified Retirement Plan. Upon retirement, each of these officers will receive the value of his account in the form of an annuity or, subject to certain conditions, in a single lump-sum payment.
The following table shows information regarding pension benefits accrued for and paid to each of our named executive officers as of December 31, 2022.
2022 PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
James S. Tisch	Qualified Retirement Plan	42	$1,400,425	$0
	Benefit Equalization Plan	42	21,711,101	0
	Supplemental Benefit		1,561,237	0
Jane J. Wang	Qualified Retirement Plan	13	105,087	0
	Benefit Equalization Plan	13	197,436	0
David B. Edelson	Qualified Retirement Plan	14	298,988	0
	Benefit Equalization Plan	14	4,531,677	0
Jonathan M. Tisch	Qualified Retirement Plan	40	1,173,818	0
	Benefit Equalization Plan	40	17,430,321	0
	Supplemental Benefit		1,561,237	0
Kenneth I. Siegel	Qualified Retirement Plan	10	105,456	0
	Benefit Equalization Plan	10	2,606,278	0
Richard W. Scott	Qualified Retirement Plan	10	105,456	0
	Benefit Equalization Plan	10	2,098,175	0
(1)
Assuming (a) benefit commencement at (i) a normal retirement date age of 65 for Jane J. Wang, (ii) current age for Richard W. Scott, Kenneth I. Siegel, James S. Tisch and Jonathan M. Tisch, and (iii) January 1, 2023 for the Qualified Retirement Plan and May 1, 2023 for the Benefit Equalization Plan for David B. Edelson; (b) a discount rate of 4.40% for the Qualified Retirement Plan and 5.40% for the Benefit Equalization Plan; and (c) interest credits for 2023 and future years of 3.02% for the Qualified Retirement Plan and 3.89% for the Benefit Equalization Plan. Other interest rate and mortality rate assumptions used are consistent with those used in our financial statements.

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Executive Compensation Tables
Deferred Compensation
2008 Plan. The following table shows information regarding compensation deferred by David Edelson on a nonqualified basis under our Deferred Compensation Plan (the “2008 Plan”), which was frozen as of December 31, 2015. None of our other named executive officers have outstanding balances under this plan.
Under the 2008 Plan, by annual election, employees earning at least $100,000 per year were able to defer up to ten percent of base salary on a tax-deferred basis. Upon electing to participate each year, a participant chose the amount to be deferred, the duration of the deferral and whether to receive distributions of deferred amounts in a single payment or in equal annual installments over a period of up to 15 years. Participants may allocate deferred account balances among a number of investment funds selected by the benefits committee administering the plan.
The 2008 Plan is a nonqualified, unfunded plan under the Internal Revenue Code and the Employee Retirement Income Security Act of 1974 (ERISA); however, we have established a “rabbi” trust to provide a source of funds (subject to the claims of our creditors), which is administered by an independent financial institution as trustee.
2022 NONQUALIFIED DEFERRED COMPENSATION (2008 PLAN)
Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
David B. Edelson	$0	$0	$(23,945)(1)	$0	$842,619(2)
(1)
Pursuant to applicable SEC rules, amounts included in Aggregate Earnings in Last Fiscal Year are not reported as compensation in the 2022 Summary Compensation Table as they were not accrued at an above-market interest rate.

(2)
$431,250 of contributions made by Mr. Edelson since he became a named executive officer, and $187 of earnings accrued at an above-market interest rate, included in Aggregate Balance at Last Fiscal Year-End were reported as compensation in Summary Compensation Tables for previous years. All other contributions and earnings were not reported as compensation in Summary Compensation Tables for previous years.

2016 Plan. The following table shows information regarding compensation deferred by David Edelson on a nonqualified basis under our Executive Deferred Compensation Plan (the “2016 Plan”), which was adopted effective January 1, 2016 and frozen as of December 31, 2019. None of our other named executive officers have outstanding balances under this plan.
Under the 2016 Plan, by annual election, employees earning at least $250,000 per year were able to defer up to 50% of base salary and 75% of bonus on a tax-deferred basis. Upon electing to participate each year, a participant chose the amount to be deferred, the duration of the deferral and whether to receive distributions of deferred amounts in a single payment or in equal annual installments over a period of up to 15 years. Participants may allocate deferred account balances among a number of investment funds selected by the benefits committee administering the plan.
The 2016 Plan is a nonqualified, unfunded plan under the Internal Revenue Code and ERISA; however, we have established a “rabbi” trust to provide a source of funds (subject to the claims of our creditors), which is administered by an independent financial institution as trustee.
2022 NONQUALIFIED DEFERRED COMPENSATION (2016 PLAN)
Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
David B. Edelson	$0	$0	$(119,137)(1)	$0	$601,730(2)
(1)
Pursuant to applicable SEC rules, amounts included in Aggregate Earnings in Last Fiscal Year are not reported as compensation in the 2022 Summary Compensation Table as they were not accrued at an above-market interest rate.

(2)
All $493,000 of Mr. Edelson’s contributions included in Aggregate Balance at Last Fiscal Year-End were reported as compensation in Summary Compensation Tables for previous years. All earnings were not reported as compensation in Summary Compensation Tables for previous years.

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Executive Compensation Tables
Deferred Investment Plan. The following table shows information regarding our named executive officers’ accounts under our Deferred Investment Plan (the “Deferred Investment Plan”), which was adopted effective January 1, 2020.
Under the Deferred Investment Plan, by annual election, employees whose cash compensation (base salary and bonus) is greater than the annual IRS compensation limits for 401(k) plans ($305,000 in 2022) are able to defer up to 75% of base salary and 100% of bonus on a tax-deferred basis. In addition, we make annual contributions to the Deferred Investment Plan accounts of eligible employees equal to 5% of the participant’s annual cash compensation that is in excess of the annual IRS compensation limits for 401(k) plans.
Upon electing to participate each year, a participant chooses the amount to be deferred, the duration of the deferral and whether to receive distributions of deferred amounts in a single payment or in equal annual installments over a period of up to 15 years. Participants may allocate deferred account balances among a number of investment funds selected by the benefits committee administering the plan.
The Deferred Investment Plan is a nonqualified, unfunded plan under the Internal Revenue Code and ERISA; however, we have established a “rabbi” trust, to provide a source of funds (subject to the claims of our creditors), which is administered by an independent financial institution as trustee.
2022 NONQUALIFIED DEFERRED COMPENSATION (DEFERRED INVESTMENT PLAN)
Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions(3)	Aggregate Balance at Last Fiscal Year-End(4)(5)
James S. Tisch	$0	$231,000	$6,911	$5,429	$455,512
Jane J. Wang	0	52,012	(38,678)	1,222	300,916
David B. Edelson	0	227,082	(240,066)	5,336	1,175,353
Jonathan M. Tisch	0	213,050	6,338	5,007	417,831
Kenneth I. Siegel	0	213,500	(68,630)	5,017	359,425
Richard W. Scott	2,337,437(6)	147,250	(775,204)	3,460	4,286,600
(1)
Represents our contributions in respect of 2022 compensation that were credited to participants’ accounts in early 2023. These amounts are reported as compensation in the 2022 Summary Compensation Table.

(2)
Pursuant to applicable SEC rules, amounts included in Aggregate Earnings in Last Fiscal Year are not reported as compensation in the 2022 Summary Compensation Table as they were not accrued at an above-market interest rate.

(3)
Represents deductions taken from the contributions we made in respect of 2022 compensation to satisfy employment tax withholding obligations. These deductions were taken at the time the participants’ accounts were credited in early 2023.

(4)
Because the contributions and withdrawals/distributions amounts reported in their respective columns in respect of 2022 compensation were not credited to/taken from participants’ accounts until early 2023, those amounts are not reflected in the Aggregate Balance at Last Fiscal Year End.

(5)
The following amounts included in Aggregate Balance at Last Fiscal Year End were reported as compensation in Summary Compensation Tables for prior years: (i) $459,375 of company contributions for prior years for James S. Tisch; (ii) $664,500 of executive contributions, and $438,125 of company contributions, for prior years for David B. Edelson; (iii) $421,375 of company contributions for prior years for Jonathan M. Tisch; and (iv) $423,125 of company contributions for prior years for Kenneth I. Siegel.

(6)	Represents a deferral of Mr. Scott’s cash incentive compensation award for 2022 that is reported as compensation in the 2022 Summary Compensation Table.
In addition to deferrals of cash compensation, employees are eligible to defer receipt of equity compensation awards granted to them. James S. Tisch elected to defer receipt of his 2022 PRSU grants until the earlier of: (i) a date selected by him (January 2, 2053); (ii) his separation from service (as defined in Section 409A); and (iii) a change in control (as defined in Section 409A).
David B. Edelson retired from the company in October 2022 and shares of common stock underlying RSUs that he deferred and that vested in connection with his retirement will be delivered to him following a six-month delay required under Section 409A.
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Executive Compensation Tables
Pay Versus Performance
The following table shows information for the years indicated regarding the compensation of our named executive officers and certain metrics related to our performance.

Year(1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO Named Executive Officers	Average Compensation Actually Paid to non-PEO Named Executive Officers(2)	Value of Initial Fixed $100 Investment Based On		Net Income (millions)	Performance-Based Income (millions)(5)
					Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)
2022	$6,439,183	$6,487,578	$4,516,160	$4,506,675	$123.10	$146.31	$1,012	$1,159
2021	6,119,523	6,727,729	5,413,003	5,925,474	121.37	119.40	1,578	1,211
2020	6,966,163	5,478,288	5,744,315	4,951,701	86.31	86.28	(931)	836
(1)
Reported compensation amounts for 2022 are based on James S. Tisch as the principal executive officer (“PEO”) and David B. Edelson, Jane J. Wang, Jonathan M. Tisch, Kenneth I. Siegel and Richard W. Scott as the non-PEO named executive officers (“non-PEO NEOs”). Reported compensation amounts for 2021 and 2020 are based on James S. Tisch as the PEO and David B. Edelson, Andrew H. Tisch, Jonathan M. Tisch and Kenneth I. Siegel as the non-PEO NEOs.

(2)
“Compensation actually paid” is the total Summary Compensation Table compensation, adjusted in accordance with applicable SEC rules as set forth in the following table. The amounts set forth for the non-PEO NEOs are averages of the adjustments.

Adjustment	PEO		Non-PEO NEOs
Deduction of the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table	2022	$0	2022	$(46,198)
	2021	0	2021	(31,535)
	2020	(1,169,051)	2020	(507,447)
Deduction of the amounts reported in the Summary Compensation Table in respect of all stock awards	2022	(1,000,000)	2022	(700,000)
	2021	(900,000)	2021	(805,000)
	2020	(900,000)	2020	(805,000)
Addition of the fair value as of the end of the year of all stock awards granted during the year that were outstanding and unvested as of the end of the year	2022	959,353	2022	671,518
	2021	1,108,068	2021	991,104
	2020	763,674	2020	683,065
Addition of the change as of the end of the year (from the end of the prior year) in fair value (whether positive or negative) of stock awards granted in any prior year that were outstanding and unvested as of the end of the year	2022	15,770	2022	9,181
	2021	335,839	2021	216,430
	2020	(211,423)	2020	(189,103)
Addition of the change as of the vesting date (from the end of the prior year) in fair value (whether positive or negative) of any stock awards granted in any prior year for which all applicable vesting conditions were satisfied as of the end of or during the year	2022	73,272	2022	56,014
	2021	64,299	2021	141,472
	2020	28,925	2020	25,871
(3)
Total shareholder return (“TSR”) is calculated in accordance with applicable SEC rules. For calculation purposes, the measurement period is the period from the market close on the last trading day before 2020 through and including the end of 2022.

(4)
This column represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. For all years presented in the table, the peer group consists of the following companies: Berry Global, Inc., Chubb Limited, Diamond Rock Hospitality Company, Enbridge Inc., Energy Transfer LP, Kinder Morgan, Inc. Ryman Hospitality Properties, Inc. Silgan Holdings Inc., Sunstone Hotel Investors, Inc., The Hartford Financial Services Group, Inc., The Travelers Companies, Inc., W.R. Berkley Corporation and Xenia Hotels & Resorts, Inc.

(5)
Performance-based income is defined in our Incentive Compensation Plan as our consolidated net income as adjusted by the Compensation Committee under the terms of our Incentive Compensation Plan. More information about performance-based income, including a description of the adjustments to net income made by the Compensation Committee to determine performance-based income, is provided under “Compensation Program Structure and Process” beginning on page 26.

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Executive Compensation Tables
DISCUSSION OF PAY VERSUS PERFORMANCE TABLE
The following graphs show the relationships between compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and certain performance metrics during the years covered by the Pay Versus Performance Table.

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Executive Compensation Tables

The following table shows the financial performance measures we use to link compensation actually paid to our named executive officers to our performance.

Financial Performance Measures
Performance-Based Income
Performance-Based Income per Share
CEO Pay Ratio
Under SEC rules established pursuant to the Dodd-Frank Act, we are required to disclose the ratio of pay of our Chief Executive Officer to that of our median employee, as defined under those rules, excluding our Chief Executive Officer. In order to estimate this ratio, we first determined our employee population using a determination date of December 31, 2022. A new determination date was used this year to reflect changes to our employee population since the prior determination date. Under the SEC rules, our employee population included approximately 17,575 employees from Loews Corporation and our consolidated subsidiaries — CNA, Boardwalk Pipelines and Loews Hotels. We identified the median employee from this employee population using a compensation measure that incorporated base salary, overtime and any bonuses paid for 2022. For employees hired during the year, their compensation was annualized to reflect a full year of wages. International employees’ pay was converted to US dollar equivalents using the average of the exchange rates from January 1, 2022 and December 31, 2022. For 2022, the annual total compensation of our Chief Executive Officer, which is equal to the total compensation amount reflected in the Summary Compensation Table above, and the median employee from the employee population determined under the SEC rules is $6,439,183 and $60,764, respectively. This results in a CEO pay ratio estimate of 106:1. Given the numerous different methodologies, assumptions, adjustments and estimates that companies may apply as permitted under SEC rules, this information may not be an appropriate basis for comparison between different companies.
Loews Corporation 2023 Proxy	49

Proposal No. 4: Ratification of the Appointment of Our Independent Auditors
Proposal No. 4:
Ratification of the Appointment
of Our Independent Auditors
Our Audit Committee is directly responsible for the appointment, compensation and oversight of the independent external audit firm retained to audit our financial statements and the audit fee negotiations associated with their retention. Our Audit Committee has selected Deloitte & Touche LLP to serve as our independent auditors for 2023. The Audit Committee regularly evaluates the performance of our independent auditors to determine if it is engaging a firm it believes is well positioned to serve the company and its shareholders. The Audit Committee also periodically considers whether, in order to assure continuing auditor independence, Loews should rotate its independent external audit firm. In conjunction with the mandated rotation of the independent auditors’ lead engagement partner, the Audit Committee and its Chairman participate in the selection of each new lead engagement partner. The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as Loews’s independent external auditor is in the best interests of Loews and its shareholders.
Although it is not required to do so, our Board wishes to submit the selection of Deloitte & Touche LLP for ratification, on an advisory basis, by our shareholders at the Annual Meeting. Even if this selection is ratified by our shareholders at the Annual Meeting, our Audit Committee may at its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, our Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.
Audit Fees and Services
The following table shows fees billed by Deloitte & Touche LLP and its affiliates for professional services rendered to us and our subsidiaries in 2022 and 2021, by category, as described in the notes to the table.
(in thousands)	2022	2021
Audit Fees(1)	$17,159	$16,419
Audit Related Fees(2)	779	753
Tax Fees(3)	31	32
All Other Fees(4)	10	10
Total	$17,979	$17,214
(1)
Includes the aggregate fees and expenses for the audit of our and our consolidated subsidiaries’ annual financial statements and internal control over financial reporting, statutory filings and the reviews of our and their quarterly financial statements.

(2)
Includes the aggregate fees and expenses for services that were reasonably related to the performance of the audit or reviews of our and our consolidated subsidiaries’ financial statements and not included under “Audit Fees” above, including, principally, audits of employee benefit plans, internal control reviews and due diligence.

(3)	Includes the aggregate fees and expenses for tax compliance and tax planning services.
(4)	Includes the aggregate fees and expenses for products and services, other than those services described above.
50	Loews Corporation 2023 Proxy

Proposal No. 4: Ratification of the Appointment of Our Independent Auditors
Auditor Engagement Pre-Approval Policy
To assure the continued independence of our independent auditors, currently Deloitte & Touche LLP, our Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services performed by our independent auditors. Under this policy, our Audit Committee annually pre-approves certain specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations.
All other engagements for services to be performed by Deloitte & Touche LLP must be specifically pre-approved by our Audit Committee, or the Chairman of our Audit Committee to the extent the Audit Committee has delegated pre-approval authority to the Chairman. Our Audit Committee, or the Chairman of our Audit Committee pursuant to such delegated authority, pre-approves all engagements by us and our consolidated subsidiaries, other than CNA and its subsidiaries, for services of Deloitte & Touche LLP, including all terms and fees. Our Audit Committee has concluded that all these engagements have been compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditors.
Engagements of Deloitte & Touche LLP by CNA and its subsidiaries are reviewed and approved by the independent audit committee of CNA under pre-approval policies adopted by that committee.
Our Board recommends a vote FOR Proposal No. 4.
Loews Corporation 2023 Proxy	51

Audit Committee Report
Audit Committee Report
The primary role of the Board’s Audit Committee is to oversee our financial reporting process and manage our relationship with our independent auditors. For more information about the Audit Committee’s responsibilities please see “Board Committees” on page 13. In fulfilling its responsibilities, the Audit Committee has reviewed, and discussed with Loews’s management and independent auditors, the company’s audited financial statements for the year ended December 31, 2022. The Audit Committee has also discussed with our independent auditors the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted and as amended by the Public Company Accounting Oversight Board (“PCAOB”).
In addition, the Audit Committee has discussed with the independent auditors their independence in relation to Loews and its management, including the matters in the written disclosures provided to the Audit Committee as required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence. We have determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence. For more information about services provided by our independent auditors, please read “Audit Fees and Services,” in Proposal No. 4 on page 50.
The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to Loews’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that Loews’s financial statements are presented in accordance with generally accepted accounting principles, or that the company’s auditors are in fact “independent.”
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission.
By the Audit Committee:
Walter L. Harris, Chairman
Ann E. Berman	Joseph L. Bower
Charles M. Diker	Paul J. Fribourg
Philip A. Laskawy
52	Loews Corporation 2023 Proxy

Proposal No. 5: Approve Amendment to Certificate of Incorporation
Proposal No. 5:
Approve Amendment to Certificate of Incorporation to Update Exculpation Provision
We are asking shareholders to approve an amendment to our Certificate of Incorporation to align the current exculpation provision with developing law. Currently, Article Tenth of the Certificate of Incorporation limits the monetary liability of directors for certain fiduciary duty breaches as allowed under Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). Delaware recently updated Section 102(b)(7) to allow Delaware corporations to extend the exculpation provision to cover certain senior officers, in addition to directors. For both directors and officers, the liability limitation does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the director or officer derived an improper personal benefit. In addition, for officers, amended Section 102(b)(7) only permits exculpation for direct claims brought by shareholders (as opposed to derivative claims made by shareholders on behalf of the company).
In light of this update, we are proposing to amend our Certificate of Incorporation to restate the exculpation provision to extend its coverage to certain senior officers to the extent permitted under amended Section 102(b)(7). As a result, both directors and officers would be protected from monetary liability for fiduciary duty breaches to the extent allowed under the DGCL.
The Board believes it is important to provide protection to officers to the extent permitted by the DGCL to attract and retain key executive talent. This protection has long been afforded to directors, and Delaware law now allows it to be extended to certain senior officers. Adopting an exculpation provision that aligns with amended Section 102(b)(7) of the DGCL could prevent protracted litigation that distracts from our primary objective of creating shareholder value over the long term. In addition, as we expect other companies to update their charters to align with amended Section 102(b)(7), our ability to attract and retain highly qualified officer candidates may be adversely impacted if we do not similarly do so. For these reasons, the Board believes that the proposal to amend our Certificate of Incorporation as described herein is in the best interests of the company and its shareholders, and has unanimously adopted a resolution to amend our Certificate of Incorporation, subject to our shareholders’ approval.
Loews Corporation 2023 Proxy	53

Proposal No. 5: Approve Amendment to Certificate of Incorporation
Accordingly, we ask our shareholders to vote on the following resolution:
“RESOLVED, that the company’s shareholders approve an amendment to the company’s restated certificate of incorporation to amend and restate Article Tenth, which shall read in its entirety as follows:
TENTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.
The provisions of this Article Tenth shall not be deemed to limit or preclude indemnification of a director or officer of the Corporation for any liability which has not been limited by the provisions of this Article Tenth.”
Our Board recommends a vote FOR Proposal No. 5.
54	Loews Corporation 2023 Proxy

Additional Information
Additional Information
Voting
As of March 14, 2023, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 230,876,263 shares of our common stock outstanding. Each outstanding share of our common stock is entitled to one vote on all matters that may come before the Annual Meeting. All proxies properly voted in accordance with the instructions below prior to the Annual Meeting and not revoked will be voted at the Annual Meeting. You may revoke your proxy at any time before it is exercised by giving notice in writing to our Corporate Secretary, by granting a proxy bearing a later date or by voting in person at the Annual Meeting.
Internet Availability of Proxy Materials. Under Securities and Exchange Commission rules, we have elected to make our proxy materials available to our shareholders over the Internet, rather than mailing paper copies of those materials to each shareholder. We expect to begin mailing an Important Notice Regarding the Availability of Proxy Materials (a “Notice”) on or about March [  ], 2023. The Notice contains instructions describing how to access our proxy materials and vote shares by the Internet or by telephone. If you receive a Notice only and would like to receive a printed copy of the proxy materials, please follow the instructions printed on the Notice to request that a printed copy be mailed to you.
Voting by Proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods below. Please have your proxy card, voting instruction form or Notice in hand when voting.
▪	Internet: go to www.proxyvote.com
▪	Telephone: call 1-800-690-6903
▪	Mail: if you received a paper copy of the proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the enclosed self-addressed envelope
Voting in Person. All shareholders may vote in person at the Annual Meeting. You also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If your shares are held in street name, you must obtain a valid legal proxy, executed in your favor, from your broker or other holder of record to be able to vote at the Annual Meeting.
Admittance to the Annual Meeting. The Annual Meeting is open to holders of our common stock. To attend the meeting, you will need to register upon arrival. We may check for your name on our shareholders’ list and ask you to produce a valid photo ID. If your shares are held in street name, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our common stock, it is possible that you will not be admitted to the meeting.
Quorum. A quorum will be present at the Annual Meeting if holders of a majority of the issued and outstanding shares of our common stock on the record date are represented at the Annual Meeting in person or by proxy. If a quorum is not present at the Annual Meeting, we expect to postpone or adjourn the Annual Meeting to solicit additional proxies. Abstentions and broker non-votes (as defined below) will be counted as shares present and entitled to vote for the purpose of determining whether a quorum is present.
Loews Corporation 2023 Proxy	55

Additional Information
Broker Non-votes. Shares with respect to which a broker indicates that it does not have authority to vote on a matter will be considered “broker non-votes.” Broker non-votes occur on a matter when a bank, broker or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors (Proposal No. 4), but may not vote your shares on the election of directors (Proposal No. 1), the advisory “say-on-pay” vote (Proposal No. 2), the advisory vote on the frequency of future advisory “say-on-pay” votes (Proposal No. 3) or the vote on the proposed amendment to our certificate of incorporation (Proposal No. 5).
Vote Standard for Election of Directors. In an uncontested election, such as the election to be held at our Annual Meeting (Proposal No. 1), a nominee for director will be elected to the Board by a majority of the votes cast with respect to the nominee. You may vote for any one or more nominees, against any one or more nominees or abstain from voting with respect to any one or more nominees. Shares that are voted to abstain with respect to any one or more nominees and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for directors. If an incumbent nominee does not receive a majority of the votes cast in an uncontested election, our by-laws require that director to tender his or her resignation and the Nominating and Governance Committee, or such other committee designated by the Board, to consider whether to accept or reject that resignation. The Board will act on the committee’s recommendation and publicly disclose its decision.
Vote Standard for Advisory Vote on the Frequency of Future Advisory “Say-on-Pay” Votes. A majority of the votes cast is required to approve the advisory vote on the frequency of future “say-on-pay” votes (Proposal No. 3). You may vote to hold such future votes every one year, two years or three years, or to abstain. Shares that are voted to abstain and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for this proposal. If none of the three frequency choices receives a majority of votes cast, our Board will consider the frequency that receives the plurality of votes cast as the recommendation of the shareholders.
Vote Standard for the Amendment to Our Certificate of Incorporation. Votes representing a majority of our common stock outstanding are required to approve the proposed amendment to our certificate of incorporation (Proposal No. 5). You may vote for, against or abstain. Shares that are voted to abstain and broker non-votes will have the same effect as votes cast against the proposed amendment.
Votes Required to Adopt Other Proposals. A majority of the votes cast is required to approve each of the other proposals (Proposals No. 2 and 4) to be voted on at the Annual Meeting. For each such proposal, you may vote for, against or abstain. Shares that are voted to abstain with respect to any one or more of these matters and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for these proposals.
Confidentiality. Our Board has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations that identify how an individual shareholder has voted at the Annual Meeting will be kept confidential from us, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of Broadridge Financial Solutions, Inc. or another third party and not our employees.
56	Loews Corporation 2023 Proxy

Additional Information
Other Matters
We know of no other matters to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on these matters in accordance with the best judgment of the persons appointed as proxies.
Cost of Proxy Solicitation. We will bear all costs in connection with the solicitation of proxies for the Annual Meeting. We intend to request brokerage houses, custodians, nominees and others who hold our common stock in their names to solicit proxies from the persons who beneficially own the stock, and we will reimburse these brokerage houses, custodians, nominees and others for their out-of-pocket expenses in connection therewith. We have engaged Innisfree M&A Incorporated to solicit proxies for us, at an anticipated cost of approximately $15,000. In addition to the use of the mail, solicitation may be made by Innisfree or our employees by telephone, over the Internet, by e-mail or by other electronic transmission.
Householding. To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Loews Corporation, Attn: Corporate Secretary, 667 Madison Avenue, New York, New York 10065-8087 or at (212) 521-2000. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.
Submissions of Nominations or Other Proposals
for Our 2024 Annual Meeting
If you wish to propose an individual to be considered by our Nominating and Governance Committee for possible recommendation to our Board as a nominee for election as a director, you should do so by writing to our Corporate Secretary. Your recommendation should include the candidate’s name, a brief biographical description, a statement of the candidate’s qualifications, a description of any relationship between the candidate and the recommending shareholder or Loews and the candidate’s signed consent to serve as a director, if elected. Our Nominating and Governance Committee requests that any recommendations for director nominees for our 2024 annual meeting of shareholders be received no later than October 1, 2023.
If you wish to nominate an individual for election as a director at our 2024 annual meeting of shareholders, you must provide us written notice of your intention to do so addressed to our Corporate Secretary. Your notice must provide certain information, representations and agreements, including the candidate’s signed consent to serve as a director, if elected, as set forth in our by-laws. We must receive your notice, together with the required information, no earlier than January 10, and no later than February 9, 2024. In addition, to comply with the universal proxy rules, dissident shareholders must also provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares of common stock entitled to vote on the election of directors in support of director nominees other than the Company’s nominees) no earlier than January 10, and no later than February 9, 2024.
If you wish to submit any other proposal for our 2024 annual meeting of shareholders, you must also provide us written notice of your intention to do so addressed to our Corporate Secretary. For proposals that you would like to be included in our proxy materials under Rule 14a-8 under the Exchange Act, your proposal must be received by us not later than November [  ], 2023 and otherwise comply with the rules and procedures set forth in Rule 14a-8. For other proposals that would not be included in our proxy materials, we must receive your proposal no earlier than January 10, and no later than February 9, 2024 and your proposal must be accompanied by certain information, representations and agreements as set forth in our by-laws.
Loews Corporation 2023 Proxy	57

Additional Information
Communicating with Our Board
If you or any other interested party wishes to communicate directly with our lead director, other non-management directors or our Board as a whole, you or the other interested party may do so by writing to our Corporate Secretary. Communications will be delivered to the director or directors to whom they are addressed unless the Corporate Secretary determines that a communication is a business solicitation or advertisement, requests general information about us or is otherwise inappropriate.
You should address all communications directed to our Corporate Secretary regarding the matters discussed in this Proxy Statement to Loews Corporation, 667 Madison Avenue, New York, New York 10065-8087, Attention: Marc A. Alpert, Corporate Secretary. We will be moving our offices to 9 W. 57th Street, New York, New York, 10019 during the summer of 2023 and communications should be sent to that address thereafter.
By order of the Board of Directors,

Marc A. Alpert
Senior Vice President, General Counsel and Secretary
Dated: March [  ], 2023
58	Loews Corporation 2023 Proxy

LOEWS CORPORATION
667 MADISON AVENUE
NEW YORK, NY 10065-8087
ATTN: Investor Relations

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/08/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/08/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

	Nominees	For	Against	Abstain
1A	Ann E. Berman	☐	☐	☐
1B	Joseph L. Bower	☐	☐	☐
1C	Charles D. Davidson	☐	☐	☐
1D	Charles M. Diker	☐	☐	☐
1E	Paul J. Fribourg	☐	☐	☐
1F	Walter L. Harris	☐	☐	☐
1G	Susan P. Peters	☐	☐	☐
1H	Andrew H. Tisch	☐	☐	☐
1I	James S. Tisch	☐	☐	☐
1J	Jonathan M. Tisch	☐	☐	☐
1K	Anthony Welters	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Approve, on an advisory basis, executive compensation	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. Recommend, on an advisory basis, the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.

	For	Against	Abstain
4. Ratify Deloitte & Touche LLP as independent auditors	☐	☐	☐
5. Approve an amendment to Certificate of Incorporation to update exculpation provision	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof shall be voted by the proxies appointed hereby in their judgment and discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000591192_1 R1.0.0.6

Address Change/Comments: Please provide any address changes or comments to our investor contact by e-mail at IR@loews.com or by phone at 212-521-2403.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Annual Review Letter are available at www.proxyvote.com

LOEWS CORPORATION

Annual Meeting of Shareholders

May 9, 2023 11:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Marc A. Alpert, Kenneth I. Siegel and Thomas H. Watson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of LOEWS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 A.M., New York City time on May 9, 2023, at the Loews Regency New York Hotel, 540 Park Avenue, New York, New York 10065 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000591192_2 R1.0.0.6